Execution Version
ASSET PURCHASE AGREEMENT
by and among
COMMODORE HOMES, LLC
as Purchaser,
and
THE COMMODORE CORPORATION,
TCC CLARION LIMITED PARTNERSHIP
and
TCC PENNWEST, LLC,
as Sellers,
and
THE EQUITYHOLDERS LISTED ON THE SIGNATURE PAGES HERETO
and
BARRY S. SHEIN
as Seller Representative

Dated as of July 23, 2021

    i

EXHIBITS
Exhibit A – Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B – Intellectual Property Assignment
Exhibit C – Form of FIRPTA Certificate
Exhibit D – Employment Agreements
Exhibit E – Option Agreement
Annex A – Example Surcharge Adjustment
Annex B – Seller Allocation

SCHEDULES
SELLER DISCLOSURE SCHEDULE:
Section 1.01(b)    Knowledge of Seller
Section 2.01(a)(i)    Transferred Deposits
Section 2.01(a)(iii)     Transferred Inventories
Section 2.01(a)(iv)    Acquired Owned Real Property
Section 2.01(a)(v)     Transferred Tangible Personal Property
Section 2.01(a)(vi)     Assumed Contracts
Section 2.01(a)(vii)     Transferred Permits
Section 2.01(a)(viii)     Records
Section 2.01(a)(ix)    Transferred Intellectual Property
Section 2.01(a)(xii)    Loan Receivables
Section 2.01(a)(xvi)     Additional Assets
Section 2.01(b)    Excluded Assets
Section 2.01(b)(x)    Excluded Real Property
Section 2.01(b)(xi)    Excluded Loans
Section 3.03        Subsidiaries and Joint Ventures
Section 3.04        No Conflicts – Seller
Section 3.05        Governmental Approvals; Filings – Seller
Section 3.06        Legal Actions or Proceedings – Seller
Section 3.07(a)    Financial Statements
Section 3.07(b)    Closing Indebtedness
Section 3.09        Absence of Changes
Section 3.11(a)    Owned Real Property
Section 3.11(b)    Ownership of Acquired Owned Real Property
Section 3.11(c)    Leases; Liens
Section 3.11(d)    Subleases
Section 3.11(e)    Real Property Actions or Proceedings
Section 3.11(f)        Additional Real Property
Section 3.12        Personal Property
Section 3.13(b)    Licensed Transferred Intellectual Property
Section 3.13(c)    Licensed Out Transferred Intellectual Property
Section 3.14        Privacy and Data Security
Section 3.15(a)    Material Contracts
Section 3.15(b)    Material Contract Matters
Section 3.16        Taxes

Section 3.17        Labor and Employment Matters
Section 3.18(a)    Seller Employee Plans
Section 3.18(e)    Employee Benefit Plans Matters
Section 3.19        Insurance
Section 3.20        Environmental Matters
Section 3.21         Material Permits
Section 3.22        Affiliate Transactions
Section 3.23        Condition of Assets
Section 3.25        Product Liability; Product Warranties
Section 3.26        Inventories
Section 3.27(f)        Insurance Claims
Section 3.28        Brokers – Seller
Section 4.03         Equity Ownership
Section 6.03        Certain Restrictions
Section 6.08        Support Obligations
Section 8.04        Business Employees
Section 8.07(a)    Title Commitments
Section 10.05        Seller Required Governmental Approvals

PURCHASER DISCLOSURE SCHEDULE:
Section 1.01(a)     Knowledge of Purchaser
Section 5.03         No Conflicts – Purchaser
Section 5.04         Governmental Approvals – Purchaser
Section 5.06        Brokers – Purchaser
Section 9.05        Purchaser Required Governmental Approvals
Section 9.07         Termination of Certain Agreements

    v

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of July 23, 2021 (this “Agreement”) by and among COMMODORE HOMES, LLC, a Delaware limited liability company (“Purchaser”), and each of THE COMMODORE CORPORATION, a Delaware corporation (“Commodore”), TCC CLARION LIMITED PARTNERSHIP, an Illinois limited partnership (“TCC Clarion”), and TCC PENNWEST, LLC, a Delaware limited liability company (“TCC Pennwest”), and each of BARRY S. SHEIN, AS TRUSTEE OF THE BARRY SHEIN REVOCABLE TRUST U/A/D 7/28/2004, CARI GROMAN SHEIN, AS TRUSTEE OF THE BARRY SHEIN IRREVOCABLE GRANTOR TRUST U/A/D 6/28/2019, BARRY S. SHEIN, AND CARI GROMAN SHEIN, constituting all of the equityholders of Commodore (each, an “Equityholder” and collectively, the “Equityholders” and together with Commodore, TCC Clarion and TCC Pennwest, each, a “Seller Party” and collectively, the “Seller Parties”), and Barry S. Shein, in his capacity as representative for the Seller Parties (“Seller Representative”). Purchaser, the Seller Parties, and the Seller Representative are sometimes referred to herein collectively as the “Parties”, and each as a “Party”. CAVCO INDUSTRIES, INC., a Delaware corporation (“Cavco”), is not a “Party,” and enters into this Agreement solely with respect to Section 13.18 hereof.
WITNESSETH:
WHEREAS, Commodore, TCC Clarion, TCC Pennwest and the Acquired Subsidiaries are engaged in the business of manufacturing, distributing and selling manufactured housing and modular housing (the “Business”).
WHEREAS, the Equityholders collectively own 100% of the issued and outstanding capital stock of Commodore (the “Shares”).
WHEREAS, Commodore is the direct legal and beneficial owner and holder of (a) 60.71429% of the issued and outstanding general partnership interests of TCC Clarion; and (b) 84.00% of the issued and outstanding membership interests of TCC Pennwest.
WHEREAS, Commodore is the direct legal and beneficial owner and holder of 99% of the issued and outstanding membership interests of Catskill-Valley Homes, LLC, a Delaware LLC (“Catskill Valley”), and 100% of the issued and outstanding membership interests of each of, R-Anell Housing Group, LLC, a North Carolina limited liability company (“R-Anell Housing”), and Elite Homebuilders, LLC, an Indiana limited liability company (“Elite Homebuilders” and together with Catskill Valley and R-Anell Housing, the “Acquired Subsidiaries”).
WHEREAS, Commodore’s interests in each of Catskill Valley, R-Anell Housing, and Elite Homebuilders are collectively, the “Acquired Subsidiaries Interests.”
WHEREAS, Commodore is the direct legal and beneficial owner and holder of 49.90% of the issued and outstanding operating profit and loss interest and the corresponding 58.749715% capital interest (the “Commodore Kenn-Schl Interests”) of Kenn-Schl, LLC, a New York limited liability company (“Kenn-Schl”).

WHEREAS, Commodore is the direct legal and beneficial owner and holder of 49.33% of the issued and outstanding membership interest, including a 49.33% capital interest (the “Commodore TCC Vanderbuilt Interests” and together with the Commodore Kenn-Schl Interests, the “Joint Venture Interests”) of TCC Vanderbuilt, LLC, a North Carolina limited liability company (“TCC Vanderbuilt” and together with Kenn-Schl, the “Joint Ventures”).
WHEREAS, Kenn-Schl Enterprises, Inc. (the “Kenn-Schl JV Partner”) is the direct legal and beneficial owner and holder of 50.10% of the issued and outstanding membership interests of Kenn-Schl.
WHEREAS, Homes By Vanderbuilt, Inc. (the “TCC Vanderbuilt JV Partner”) is the direct legal and beneficial owner and holder of 50.67% of the issued and outstanding membership interests of TCC Vanderbuilt.
WHEREAS, Seller desires to sell, transfer and assign, and Purchaser desires to purchase and acquire from Seller, all of the Purchased Assets, and in connection therewith, Purchaser is willing to assume from Seller the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement.
WHEREAS, at the Closing, Commodore, Purchaser, and each of the Kenn-Schl JV Partner and the TCC Vanderbuilt JV Partner will enter into an Option Agreement, by which Commodore will grant Purchaser the option to acquire the Commodore Kenn-Schl Interests and the Commodore TCC Vanderbuilt Interests, and each of the Kenn-Schl JV Partner and the TCC Vanderbuilt JV Partner shall consent to such option.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
“2020 Pension Liability Withdrawal Amount” means $11,963,723.
“Accounts Receivable Notice” has the meaning ascribed thereto in Section 12.04.
“Accounts Receivable Repurchase Date” has the meaning ascribed thereto in Section 12.04.
“Accounts Receivable Repurchase Price” has the meaning ascribed thereto in Section 12.04.
“Accrued PTO” shall mean all earned but unused vacation, sick leave, and other paid time off entitlements and benefits attributable to the Transferred Employees who have executed an authorization to transfer such entitlements to Purchaser as of the Closing Date.
“Acquired Owned Real Property” has the meaning ascribed thereto in Section 2.01(a)(iv).
“Acquired Subsidiaries” has the meaning ascribed thereto in the fourth Whereas clause of this Agreement.

“Acquired Subsidiaries Interests” has the meaning ascribed thereto in the fifth Whereas clause of this Agreement.
“Acquisition Proposal” as used herein means any offer, proposal, or indication of interest, whether written or oral, in (a) the sale of any material assets of Seller (other than the sale of assets in the ordinary course of business consistent with past practice); (b) a recapitalization, a majority refinancing, merger, consolidation or other business combination involving Seller; or (c) the acquisition of any of the Shares of Seller.
“Actions or Proceedings” means any action, litigation, suit, proceeding, arbitration or Governmental Authority inquiry or investigation.
“Adjustment Escrow Account” means the separate account in which the Escrow Agent will hold the Adjustment Escrow Amount.
“Adjustment Escrow Amount” means $8,000,000.
“Affiliate” means, with respect to any Person, any other Person other than TCC Vanderbuilt and Kenn-Schl, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.
“Allocation” has the meaning ascribed thereto in Section 8.03(a).
“Assets” means, with respect to a Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
“Assumed Contracts” has the meaning ascribed thereto in Section 2.01(a)(vi).
“Assumed Liabilities” has the meaning ascribed thereto in Section 2.01(c).
“Auditor Consent” has the meaning ascribed thereto in Section 7.01(c).
“Auditor Holdback Account” has the meaning ascribed thereto in Section 7.01(c).
“Bill of Sale” means one or more Bill of Sale and Assignment and Assumption Agreement(s), substantially in the form attached hereto as Exhibit A.
“Business” has the meaning ascribed thereto in the first Whereas clause of this Agreement.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are closed.

“Business Employee” means each individual employed by Seller who works for or provides services to the Business as of the Closing Date.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended.
“Cash” means all cash, cash equivalents and marketable securities, which shall include funds in transit and checks received that have not yet cleared for payment.
“Casualty Loss” has the meaning ascribed thereto in Section 8.01(a).
“Catskill Valley” has the meaning ascribed thereto in the fourth Whereas clause of this Agreement.
“CBA(s)” has the meaning ascribed thereto in Section 8.04(b).
“Closing” has the meaning ascribed thereto in Section 2.05.
“Closing Date” means the later of (a) October 3, 2021 or (b) the third (3rd) Business Day, in each case, following the date on which the last of the conditions set forth in ARTICLE IX and ARTICLE X are satisfied or waived by Purchaser and/or Seller, as the case may be (except for such conditions that by their nature can only be satisfied by deliveries made at the Closing and subject to the satisfaction or waiver of such conditions as provided herein).
“Closing Date Inventory” has the meaning ascribed thereto in Section 2.03(b).
“Closing Indebtedness” means the amount of Indebtedness of Seller as of immediately prior to the Closing.
“Closing Purchase Price” has the meaning ascribed thereto in Section 2.02(a).
“Closing Statement” has the meaning ascribed thereto in Section 2.03(d)(i).
“Closing Surcharge Adjustment” has the meaning ascribed thereto in Section 2.03(c)(i).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or replaced from time to time.
“Code” means the Internal Revenue Code of 1986, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.
“Commodore” has the meaning ascribed thereto in the preamble to this Agreement.
“Commodore CBA” has the meaning ascribed thereto in Section 8.04(b).
“Commodore Kenn-Schl Interests” has the meaning ascribed thereto in the sixth Whereas clause of this Agreement.
“Commodore TCC Vanderbuilt Interests” has the meaning ascribed thereto in the seventh Whereas clause of this Agreement.

“Commodore Union” means International Association of Machinists and Aerospace Workers, District Lodge No. 98, AFL-CIO and its Local No. 1842.
“Condemnation” has the meaning ascribed thereto in Section 8.02(a).
“Condemnation Value” means the amount of decrease in value of the Purchased Assets (net of and after giving effect to any condemnation award actually received by Seller and used to replace such Purchased Assets) plus the amount of any lost profits reasonably expected to accrue after Closing as a result of a Condemnation (such aggregate condemnation value and amount of lost profits with respect to any Purchased Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and the Seller Representative).
“Confidential Information” has the meaning ascribed thereto in Section 13.03(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 14, 2020, executed by Cavco.
“Contract” means any written or oral contract, agreement, lease, sublease, license, other use or occupancy agreement, evidence of Indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.
“COVID-19” means SARSCoV2 or COVID19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks, and the spread and transmission thereof.
“Deductible” has the meaning ascribed thereto in Section 12.07(a).
“Deed” means, with respect to each parcel of Owned Real Property, a special warranty deed or similar instrument of conveyance customary to the applicable jurisdiction to be executed by Seller at the Closing in order to convey Seller’s interest in such Owned Real Property to Purchaser, free and clear of all Liens, substantially in the form satisfactory to Purchaser, subject only to the Insured Exceptions.
“Direct Claim” has the meaning ascribed thereto in Section 12.11.
“Disclosure Schedules” means, collectively, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.
“Disregarded Entity” means an entity, other than one which is a QSub, which is a limited liability company which is disregarded as an entity separate from its owner for U.S. federal and state income Tax purposes for which no election under Treasury Regulation Section 301.7701-3(c)(1)(i) for such entity to be treated in any other manner (including the filing of an Internal Revenue Service Form 8832) has been or will be made.
“Easements” means all easements, rights-of-way, and similar rights and agreements.
“Elite Homebuilders” has the meaning ascribed thereto in the fourth Whereas clause of this Agreement.
“Employment Agreements” has the meaning ascribed thereto in Section 2.05(a)(vi).

“Employee Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not tax-qualified or subject to any provision of ERISA, including Title IV of ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates (as defined in Section 3.18(e)) has or may have any Liabilities, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liabilities, contingent or otherwise.
“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, Orders, claims, Liens (excluding Permitted Liens), investigations (including requests for information pursuant to Environmental Laws), Actions or Proceedings or notices of noncompliance, violation or potential violation by any third party (including any Governmental Authority) alleging liability (including liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit, or (b) the presence, release or threatened release of, or exposure to, any Hazardous Substances at any location.
“Environmental Damages” means all liabilities, whether accrued, fixed or contingent, known or unknown, and whether or not included in a schedule to this Agreement, incurred as a result of the acts or omissions of Seller on or prior to the Closing Date, arising out of, based on or resulting from (a) the presence or release of Hazardous Substances into the environment from the property or other location (whether or not owned or operated by Seller at the time such Hazardous Substances were present or Released) where Seller or the Business conducted operations or generated, stored, Released, sent, transported, or disposed of Hazardous Substances; (b) any violation of Environmental Law by Seller or the Business on or prior to the Closing Date; or (c) injury to Persons arising out of exposure to respirable crystalline silica or any other Hazardous Substances.
“Environmental Laws” means all statutes, regulations, rules, guidance, ordinances, codes, common law, licenses, permits, orders, approvals and authorizations of all Governmental Authorities and all judicial and administrative and regulatory injunctions, decrees, judgments and orders, in each case, in place as of the Closing Date, relating to (a) occupational health or safety; (b) the protection of human health or the environment; (c) the treatment, storage, disposal, handling, transportation, Release or remediation of Hazardous Substances; or (d) exposure of Persons to Hazardous Substances.
“Environmental Permit” means all Permits under any Environmental Law existing or required as of the Closing Date.
“Equityholder” or “Equityholders” has the meaning ascribed thereto in the preamble to this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended, modified, supplemented or replaced from time to time.

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.18(e).
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, in a form reasonably agreed to by and among, Purchaser, Seller Representative and the Escrow Agent.
“Escrow Release Date” has the meaning ascribed thereto in Section 12.01.
“Estimated Closing Indebtedness” has the meaning ascribed thereto in Section 2.03(a).
“Estimated Closing Purchase Price” has the meaning ascribed thereto in Section 2.02(a).
“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.03(a).
“Estimated Loan Receivables Amount” has the meaning ascribed thereto in Section 2.03(a).
“Estimated Net Working Capital” has the meaning ascribed thereto in Section 2.03(a).
“Estimated Transaction Expenses” has the meaning ascribed thereto in Section 2.03(a).
“Example Surcharge Adjustment” means the illustrative calculation of the Closing Statement set forth on Annex A hereto.
“Excluded Assets” has the meaning ascribed thereto in Section 2.01(b).
“Excluded Liabilities” has the meaning ascribed thereto in Section 2.01(d).
“Excluded Subsidiaries” means each of the following Subsidiaries of Commodore: Austin Hills, LLC, a North Carolina limited liability company; Midwest Modular Homes, LLC, a Delaware limited liability company; Commogood, LLC, an Indiana limited liability company; TCC Housing, LLC, a Delaware limited liability company; Commodore Properties, LLC, a Delaware limited liability company; TCC Risk Management, Inc., a Nevada Corporation; Commodore Holdings, LLC, a Pennsylvania limited liability company; Blueberry Hill, LLC, a Delaware limited liability company; Hidden Village, LLC, a New York limited liability company; Pine Ridge Estates, LLC, a Delaware limited liability company; and Evergreen Estate, LLC, a Pennsylvania limited liability company.
“Excluded Taxes” means, other than those Taxes that are Assumed Liabilities: (a) Taxes of each Seller or its Affiliates attributable to any taxable period; (b) Taxes that relate to the ownership or operation of the Purchased Assets with respect to any Pre-Closing Tax Period; (c) any Taxes of any other Person imposed on the Acquired Subsidiaries (i) by reason of being a member of an affiliated, consolidated, combined or unitary group in existence on or prior to Closing Date, including pursuant to Treasury Regulations § 1.1502-6 or any similar provision of state, local or foreign applicable Laws; (ii) as a result of any Tax sharing or Tax allocation agreement or arrangement in effect on or prior to the Closing Date; or (iii) as a transferee or successor, or otherwise under applicable Laws (which Taxes described in this clause (c) relate to an event or transaction occurring on or prior to the Closing Date); (d) all Transfer Taxes; and (e) all Taxes arising from or in connection with any breach of or misrepresentation with respect to any of the representations in Section 3.16.
“FFCRA” has the meaning ascribed thereto in Section 3.27(c).

“Final Order” means an Order (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; (b) with respect to which any waiting period prescribed by Law before the transactions contemplated by this Agreement can be consummated has expired; (c) as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied; (d) as to which the applicable Governmental Authority does not have the Order under reconsideration on its own motion; and (e) as to which no appeal or request for stay of such Order is pending or in effect and the deadline for filing any such appeal or request has passed; provided that an Order granting approval of the transactions contemplated by this Agreement may be deemed a Final Order during the pendency of any appeals period, reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review if such Actions or Proceedings are not reasonably likely to result in a reversal of such Order.
“Financial Statements” has the meaning ascribed thereto in Section 3.07(a).
“Fraud” means an intentional misrepresentation or intentional omission of fact that constitutes common law fraud under Delaware law.
“Fundamental Representations” means the representations and warranties in Section 3.01 (Organization); Section 3.02 (Authority); Section 3.03 (Capitalization); Section 3.16 (Taxes); Section 3.18 (Employee Benefit Plans); Section 3.20 (Environmental); Section 3.23(b)(iii) (Title to Assets); Section 3.28 (Brokers) and ARTICLE IV.
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.
“Gaston” has the meaning ascribed thereto in Section 8.07(k).
“Gaston County Property” has the meaning ascribed thereto in Section 8.07(k).
“Gaston Option Closing Date” has the meaning ascribed thereto in Section 8.07(k).
“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the manufactured housing and modular housing industries during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, Law (including Environmental Law), reliability and safety.
“Governance Document” means, with respect to any Person; (a) the articles of incorporation or organization, certificates of formation and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and that establish the legal personality of such Person and (b) any voting trust, shareholder agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of its equity securities, or any other similar governing document with respect to such Person.

“Governmental Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance or Order of, or any notice to or registration by or with, any Governmental Authority.
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or quasi-governmental authority, agency, department, board, commission, official, tribunal, court or arbitrator(s) of competent jurisdiction or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity thereof, including any governmental, quasi-governmental or non-governmental body, administering, regulating or having general oversight over gas and power markets, including any regional transmission operator, independent system operator and any market monitor thereof.
“Hazardous Substance” means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing materials, any radioactive materials, radon, mold, urea formaldehyde foam insulation or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.
“Improvements” means all buildings, structures, improvements, facilities, fixtures, furnishings, furniture, offices, building systems and equipment, and all components thereof located in or on the Owned Real Property, in each case, to which Seller or any of their Affiliates has any right, title or interest.
“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including, but not limited to, any capital gains, franchise Tax, minimum Tax or any Tax on items of Tax preference (in each case, in the nature of an income Tax), but not including sales, use, real or personal property, or Transfer Taxes or similar Taxes).
“Indebtedness” of any Person means, without duplication, all obligations of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or other debt security; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and reflected as a liability in Net Working Capital); (d) as lessee under leases required under GAAP to be, or historically recorded as, capital leases; (e) contingent or otherwise, under acceptance, letters of credit or similar facilities; (f) under any swap, derivative, currency, rate cap, collar or interest rate Contract; (g) for obligations arising under any conditional sale, consignment, title retention or similar arrangements or agreements (even if the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of the subject property); (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person; (i) customer deposits; or (j) unpaid interest, premiums, make-whole payments, yield maintenance fees, penalties and similar amounts (to the extent such amounts would become payable based on actions taken prior to and as of the Closing) relating to the obligations described in clauses (a) through (h) above.
“Indemnified Party” has the meaning ascribed thereto in Section 12.10.
“Indemnifying Party” has the meaning ascribed thereto in Section 12.10.

“Indemnity Escrow Account” means the separate account in which the Escrow Agent will hold the Indemnity Escrow Amount.
“Indemnity Escrow Amount” means $11,475,000.
“Independent Accountant” means a nationally recognized accounting firm mutually agreed upon between Purchaser and Seller, that has not provided any services to Purchaser or Seller, or any Affiliate thereof, in the three (3) years prior to such Independent Accountant’s engagement.
“Insurance Policies” has the meaning ascribed thereto in Section 3.19.
“Insured Exception” has the meaning ascribed thereto in Section 8.07(e).
“Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark registration applications, trade names, service marks, service mark registration applications, trade dress, logos and designs, domain names, Software, telephone numbers, and cellular texting short codes, technology, copyrights (whether or not registered), copyright registration applications, works of authorship (whether or not copyrightable), non-public information, trade secrets, and know-how, in each case of the foregoing, together with all goodwill associated therewith.
“Interim Financial Statements” has the meaning ascribed thereto in Section 3.07(a).
“Inventory” or “Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, supplies, packaging materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods, but excluding therefrom the value of any items that are damaged, defective or are no longer compliant with required codes or standards for their intended use.
“Joint Ventures” has the meaning ascribed thereto in the seventh Whereas clause of this Agreement.
“Joint Ventures Interests” has the meaning ascribed thereto in the seventh Whereas clause of this Agreement.
“Kenn-Schl” has the meaning ascribed thereto in the sixth Whereas clause of this Agreement.
“Kenn-Schl JV Partner” has the meaning ascribed thereto in the eighth Whereas clause of this Agreement.
“Key Employees” means each of Michael Boardley, Donald Strick, Nader Tomasbi, Robert Bender, and Cody Bromley.
“Knowledge of Purchaser” means the actual knowledge of those Persons listed in Section 1.01(a) of the Purchaser Disclosure Schedule after reasonable inquiry, which, for purposes of clarity, shall only require inquiry with respect to such matters as each such Person has operational involvement with respect to Purchaser. For the avoidance of doubt, the Parties agree that “reasonable inquiry” imposes a duty on those Persons listed on Section 1.01(a) of the Purchaser Disclosure Schedule to conduct a reasonable inquiry into matters qualified by the Knowledge of Purchaser, and that failure to conduct such reasonable inquiry shall not excuse the lack of knowledge that would have been gained if a reasonable inquiry had been conducted by such Persons.

“Knowledge of Seller” means the actual knowledge of those Persons listed on Section 1.01(b) of the Seller Disclosure Schedule, after reasonable inquiry, which, for purposes of clarity, shall only require inquiry with respect to such matters as each such Person has operational involvement with respect to Seller. For the avoidance of doubt, the Parties agree that “reasonable inquiry” imposes a duty on those Persons listed on Section 1.01(b) of the Seller Disclosure Schedule to conduct a reasonable inquiry into matters qualified by the Knowledge of Seller, and that failure to conduct such reasonable inquiry shall not excuse the lack of knowledge that would have been gained if a reasonable inquiry had been conducted by such Persons.
“Laws” means all laws, statutes, rules, regulations, ordinances, codes, Orders and other pronouncements having the effect of law of the United States or of any Governmental Authority.
“Lease” has the meaning ascribed thereto in Section 3.11(c).
“Leased Real Property” has the meaning ascribed thereto in Section 3.11(c).
“Liability” or “Liabilities” means, with respect to any Person, all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, known or unknown, direct or indirect, absolute or contingent, fixed or otherwise, or whether due or to become due).
“Liens” means any mortgage, deed of trust, pledge, assessment, security interest, lease, sublease, other use or occupancy agreement, lien, adverse claim, levy, charge, Easement, restrictive covenant, license, encroachment, protrusion, option, right-of-way, right-of-first offer or refusal, royalty, franchise, defect to title, adverse claim or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, whether voluntarily incurred or arising by operation of law.
“Loan Receivables” has the meaning ascribed thereto in Section 2.01(a)(xii).
“Loan Receivables Amount” means at least $25,383,134 in the aggregate of Loan Receivables.
“Loan Receivables Transfer Date” has the meaning ascribed thereto in Section 12.03.
“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, liabilities, losses and expenses (including interest, court costs, fees of attorneys, accountants and other experts, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), including lost profits, incidental, special, consequential, punitive exemplary or indirect damages, interference with business operations or diminution of the value of property.
“Lower Target” means $22,455,000.

“Material Adverse Effect” means any event or circumstance that, individually or in the aggregate with all other events or circumstances, has resulted in, or could be reasonably expected to result in, a material adverse change in or a material adverse effect upon, Seller, the Business, the Purchased Assets, or in the business, prospects, financial condition, operations or operating results of Seller; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any event or circumstance attributable to (a) any change in the United States or foreign economies or securities or financial markets in general; (b) any change that generally affects the industry in which the Seller operates; (c) any change in applicable Laws or accounting rules; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any applicable Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such applicable Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; or (e) any change arising in connection with acts of God, earthquakes, hurricanes, flooding or other weather-related matters, hostilities, riots, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement.
“Material Contracts” has the meaning ascribed thereto in Section 3.15(a).
“Material Permits” has the meaning ascribed thereto in Section 3.21.
“Most Recent Balance Sheet Date” has the meaning ascribed thereto in Section 3.07(a).
“Net Working Capital” means as determined in accordance with GAAP; (a) trade accounts receivable, plant Inventory, prepaid expenses and deposits, other accounts receivable, and other current assets (but excluding Cash) of Seller, minus (b) the accounts payable (including accrued dealer payables), accrued other expenses (including Accrued PTO), accrued current warranty, and other current Liabilities of Seller (excluding for this purpose deferred Tax Liabilities, all Closing Indebtedness and Transaction Expenses) as of immediately prior to the Closing.
“Objection Statement” has the meaning ascribed thereto in Section 2.03(d)(i).
“Obsolete Inventory” has the meaning ascribed thereto in Section 2.03(b).
“Option Agreement” has the meaning ascribed thereto in Section 2.05(a)(vii).
“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect, by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).
“Owned Real Property” has the meaning ascribed thereto in Section 3.11(a).
“Party(ies)” has the meaning ascribed thereto in the preamble to this Agreement.
“PBGC” has the meaning ascribed thereto in Section 3.18(d).
“Pennwest CBA” has the meaning ascribed thereto in Section 8.04(b).

“Pennwest Union” means International Association of Machinists and Aerospace Workers, District Lodge No. 98, AFL-CIO and its Local No. 2439.
“Pension Fund” has the meaning ascribed thereto in Section 8.08.
“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, variances, exemptions and similar consents granted by any Governmental Authority.
“Permitted Liens” means (a) any Lien for Taxes not yet due or being contested in good faith by appropriate Actions or Proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements; (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or payable (including mechanics’, materialmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar Liens) or that is being contested in good faith by appropriate Actions or Proceedings for which appropriate reserves had been established in accordance with GAAP; (c) in the case of Real Property; (i) any Lien that individually or, in the aggregate with all other Liens affecting the applicable Real Property in question, would not (x) reasonably be expected to materially detract from the value of the affected property or (y) materially interfere with Seller’s or its applicable Affiliate’s ability to conduct the Business as currently conducted or operate the affected property for its intended purpose; (ii) any Lien that is disclosed in the Surveys, the Title Commitment or the Seller Disclosure Schedule (provided that, for the avoidance of doubt, notwithstanding subsection (i) or this subsection (ii), each Purchased Asset will be sold, assigned, transferred, conveyed or delivered to Purchaser free and clear of any Lien on account of any Indebtedness of a Seller); (iii) restrictive covenants, building restrictions and zoning restrictions with respect to the Real Property, to the extent the same are currently complied with, exist generally with respect to properties of a similar character in the jurisdiction in which the Real Property is located and do not materially detract from the value of the affected property or interfere with Seller’s or its applicable Affiliate’s ability to conduct the Business as currently conducted or operate the affected property for its intended purpose; and (iv) the rights of lessees and lessors of the Real Property pursuant to the terms and conditions of the applicable Lease; (d) the rights of licensors and licensees under licenses; (e) Liens created by Purchaser, or its successors and assigns or otherwise expressly consented to by Purchaser in writing in accordance with the terms hereof; and (f) Liens arising under or pursuant to any Material Contract in effect as of the date of this Agreement or entered into hereafter in accordance with the terms of this Agreement (provided that, for the avoidance of doubt, any Lien that would otherwise breach Section 6.03(ii) would not, individually or in the aggregate, reasonably be expected to materially detract from the value of, or impair the ownership or operation of, the Purchased Assets or the Business).
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, enterprise, unincorporated organization, limited liability company, other business or similar entity or Governmental Authority.
“PPP Loan” means any loan issued through the Payroll Protection Program pursuant to the CARES Act.
“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion of any Straddle Period ending before the Closing Date.

“Product Claim Liabilities” means any Liability of Seller relating to (a) any claim of cost, expense, damage or injury other than to the product itself, including, but not limited to, any claims for bodily, personal or emotional injury or distress, misrepresentation, fraud or similar claims or any claims for property damage to any property other than the product itself, or (b) any pending or threatened litigation against the Seller.
“Product Warranty Liabilities” means any Liability of Seller arising out of or relating to the express product warranties attached to Section 3.25 of the Seller Disclosure Schedule, arising in the ordinary course of business related to any products sold, shipped, distributed, manufactured or assembled (or in the process of manufacture or assembly) by or on behalf of Seller and sold to customers; provided that the term Product Warranty Liabilities shall exclude any implied warranties or Product Claim Liabilities.
“Purchase Price” has the meaning ascribed thereto in Section 2.02(a).
“Purchased Assets” has the meaning ascribed thereto in Section 2.01(a).
“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.
“Purchaser Disclosure Schedule” has the meaning ascribed thereto in the introduction to ARTICLE V.
“Purchaser Indemnified Party(ies)” has the meaning ascribed thereto in Section 12.02.
“Purchaser Leased Locations” means the real property located at 337 Liberty St. Dochester, WI 54425 and 58096 Oakland Ave., Elkhart, IN 46517.
“Purchaser Released Party” has the meaning ascribed thereto in Section 6.10.
“Purchaser’s Notice” has the meaning ascribed thereto in Section 8.07(d)(iv).
“QSub” means a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code.
“R-Anell Housing” has the meaning ascribed thereto in the fourth Whereas clause.
“R-Anell Option Agreement” has the meaning ascribed thereto in Section 8.07(k).
“Real Property” has the meaning ascribed thereto in Section 3.11(c).
“Real Property Closing Statements” has the meaning ascribed thereto in Section 8.07(g).
“Real Property Escrow(s)” has the meaning ascribed thereto in Section 8.07.
“Recorded Documents” has the meaning ascribed thereto in Section 8.07(a)(ii).
“Records” has the meaning ascribed thereto in Section 2.01(a)(viii).

“Related Person” means, with respect to a particular Person, such Person and any of its former, current and future Affiliates and beneficiaries, each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, financing sources, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or agents.
“Release” or “Released” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Representative(s)” means, as to any Person, its Affiliates and the officers, directors, managers, employees, agents, partners, members, stockholders, counsel, accountants, financial advisors, engineers, consultants, and other advisors of such Person or its Affiliates.
“Repurchase Notice” has the meaning ascribed thereto in Section 12.03.
“Restoration Cost” means the cost of restoring, repairing or replacing Purchased Assets damaged or destroyed by a Casualty Loss to a condition reasonably comparable to their prior condition, to the extent such costs are reasonably expected to accrue after the Closing as a result of such Casualty Loss (net of and after giving effect to any insurance proceeds actually received by Seller and used for such restoration) plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Casualty Loss (such aggregate cost and amount of lost profits with respect to any Purchased Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and the Seller Representative).
“Restricted Assets” has the meaning ascribed thereto in Section 8.06(b).
“Restricted Material Contracts” has the meaning ascribed thereto in Section 8.06(a).
“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state.
“Seller” means, collectively, Commodore, TCC Clarion, TCC Pennwest and the Acquired Subsidiaries.
“Seller Disclosure Schedule” has the meaning ascribed thereto in the introduction to ARTICLE III.
“Seller Employee Plan” means each Employee Plan (a) that covers any Business Employee or in which any Business Employee participates, or (b) with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liabilities, contingent or otherwise.
“Seller Indemnifying Parties” means Commodore, Barry S. Shein and Cari Groman Shein, collectively.
“Seller Party(ies)” has the meaning ascribed thereto in the preamble to this Agreement.
“Seller Releasing Party” has the meaning ascribed thereto in Section 6.10.

“Seller Representative” has the meaning ascribed thereto in the preamble to this Agreement.
“Shares” has the meaning ascribed thereto in the second Whereas clause of this Agreement.
“Silica Products” has the meaning ascribed thereto in Section 3.20(a)(vi).
“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise) and rights therein; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Straddle Period” means a taxable period that begins before and ends on or after the Closing Date.
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, own at least fifty percent (50%) of the outstanding equity interests.
“Support Obligation” means any letter of credit, guarantee, surety, performance bond, escrow arrangement, cash collateral, security arrangement or other credit support.
“Survey” has the meaning ascribed thereto in Section 8.07(b)(ii).
“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by Seller as of the date of this Agreement.
“Tail Insurance” means a fully-paid extended reporting endorsement (tail endorsements) with respect to each insurance policy of Seller providing at least a three (3)-year extended reporting period after the Closing and providing coverage for insured acts and omissions that may have occurred prior to the Closing.
“Tangible Personal Property” means all machinery, mobile or otherwise, equipment, spare parts, vehicles, pumps, fittings, tools, furniture or furnishings, meter equipment and other tangible personal property owned or leased by Seller or any Affiliate thereof used in the Business.
“Target Employees” has the meaning ascribed thereto in Section 8.04(a).

“Tax” and “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto) including (a) taxes imposed on, or measured by, net income, gross income, franchise, profits or gross receipts; and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property (tangible and intangible), capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, disability, occupational, unclaimed property (escheat), excise, compensation, utility, severance, production, excise, stamp, registration, occupation, premium, windfall profits, excess profits, fuel, gas import, environmental, transfer and gains, lease, service, service use, alternative or add on minimum, and estimated taxes and customs duties.
“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information), supplied to or required to be supplied to any Governmental Authority responsible for the administration of Taxes.
“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“TCC Clarion” has the meaning ascribed thereto in the preamble to this Agreement.
“TCC Pennwest” has the meaning ascribed thereto in the preamble to this Agreement.
“TCC Vanderbuilt” has the meaning ascribed thereto in the seventh Whereas clause of this Agreement.
“TCC Vanderbuilt JV Partner” has the meaning ascribed thereto in the ninth Whereas clause of this Agreement.
“Termination Date” has the meaning ascribed thereto in Section 11.01(b)(i).
“Termination Fee” means $6,000,000.
“Third Party Claim” has the meaning ascribed thereto in Section 12.10.
“Title Commitment” has the meaning ascribed thereto in Section 8.07(a)(i).
“Title Insurer” means National Commercial Services or Chicago Title Insurance Company, for Real Property located in Indiana and North Carolina; and Commonwealth Land Title for Real Property located in Pennsylvania, having notice addresses as set forth in the title commitments respectively issued by such companies.

“Title Objection” has the meaning ascribed thereto in Section 8.07(d).
“Total Closing Surcharge Adjustment” has the meaning ascribed thereto in Section 2.03(c)(i).
“Total Standard Material Cost” means Seller’s average cost of base material, option material, par and miscellaneous material and fees, freight and fuel charges, purchase rebates and discounts, scrap expenses (net of scrap sales), tariff surcharge, Inventory shrinkage and damaged and obsolete material costs, consistent with the classifications in Seller’s Financial Statements.

“Transaction Documents” means the Escrow Agreement, the Bill of Sale, the Deeds, the Intellectual Property Assignment, the Employment Agreements, the Option Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement.
“Transaction Expenses” means (without duplication), whether or not invoiced and whether accruing before, on or after the Closing Date, all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or in connection with or in anticipation of any alterative transaction considered by Seller, including (a) investment banking, finders’, financial advisory or brokers fees and expenses incurred by or on behalf of or otherwise to be paid by Seller or its Affiliates as a result of the transactions contemplated by this Agreement and the Transaction Documents; (b) legal, accounting, tax, consulting and similar third party fees and expenses incurred by or on behalf of or otherwise to be paid by Seller or its Affiliates; (c) payments contemplated by transaction bonuses, success fees, discretionary bonuses, change of control, retention, severance or similar payments or other similar obligations, in each case, payable to any employee, independent contractor, officer or director (or equivalent) in connection with this Agreement or the Transaction Documents, including employer portions of applicable Taxes in connection therewith; and (d) the premium and any other costs with respect to the purchase of the Tail Insurance. No Transaction Expenses shall be treated as current liabilities for purposes of determining Net Working Capital.
“Transfer Taxes” has the meaning ascribed thereto in Section 8.03(b).
“Transferred Employee” has the meaning ascribed thereto in Section 8.04(a).
“Transferred Intellectual Property” has the meaning ascribed thereto in Section 2.01(a)(ix).
“Transferred Permits” has the meaning ascribed thereto in Section 2.01(a)(vii).
“Transferred Union Employees” has the meaning ascribed thereto in Section 8.04(b).
“Treasury Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“U.S. Dollars” means the lawful currency of the United States.
“Union(s)” has the meaning ascribed thereto in Section 8.04(b).
“Upper Target” means $25,955,000.
“VDR” means the “Project Modular” electronic data room established by Seller and hosted by Datasite.com.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law (including applicable Laws outside of the United States).
“Year-End Financial Statements” has the meaning ascribed thereto in Section 3.07(a).

Section 1.02    Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning and indicate a requirement; the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; the word “or” shall be disjunctive but not exclusive; the phrase “to the extent” means “the degree by which” and not “if’; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments prior to the date of this Agreement to the extent made available to Purchaser prior to the date hereof and any such amendments, extensions and other modifications to such instruments that are expressly permitted hereunder; references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities; the phrase “ordinary course of business” refers to the conduct of the Business, unless otherwise indicated, and shall be deemed to be followed by the words “consistent with past practice”; all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; the terms “indemnification,” “indemnify” and derivative words shall be deemed to include reference to any related reimbursement obligations (whether or not related to a third-party claim); and “made available” with reference to any document provided by Seller hereunder means made available to Purchaser or its Representatives in the VDR in connection with the transactions contemplated under this Agreement, as updated as of 5:00 P.M. Eastern time on the date immediately preceding the date of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of the Purchase Price or any component thereof or calculation relating thereto. Any deadline or the date of performance of any right or obligation set forth herein shall be calculated exclusive of the first date from which such time period commences and inclusive of the date on which such time period ends. To the extent that any deadline or date of performance of any right or obligation set forth herein shall fall on a day other than a Business Day, then such deadline or date of performance shall automatically be extended to the next succeeding Business Day.

ARTICLE II.
PURCHASE AND SALE OF ASSETS; CLOSING
Section 2.01    Purchase and Sale of Purchased Assets.
(a)At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase, acquire and accept from Seller, and Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed or delivered, to Purchaser, free and clear of all Liens (other than Permitted Liens), all of Seller’s or its Affiliates’ right, title and interest in, to and under the assets owned, used or held for use primarily in the operation of the Business (collectively, the “Purchased Assets”), including the following:
(i)all deposits and expenses that have been prepaid by Seller or its Affiliates (or a predecessor owner), including security deposits with third-party suppliers or vendors, prepaid lease and rental payments, prepaid property Taxes, postage, utility deposits, and expenses to the extent attributable to the ownership and operation of the Business, including as set forth or described in Section 2.01(a)(i) of the Seller Disclosure Schedule, but excluding any such prepaid deposits and expenses attributable to Excluded Assets or that constitute Excluded Assets;
(ii)without duplication of the matters set forth elsewhere in this Section 2.01(a), all “current assets” included in the Net Working Capital;
(iii)all Inventories as set forth or disclosed in Section 2.01(a)(iii) of the Seller Disclosure Schedule;
(iv)the Owned Real Property set forth on Section 2.01(a)(iv) of the Seller Disclosure Schedule and all Improvements located therein or thereon (collectively, the “Acquired Owned Real Property”);
(v)all items of Tangible Personal Property, including as set forth or disclosed in Section 2.01(a)(v) of the Seller Disclosure Schedule;
(vi)all rights of Seller or its Affiliates under the Contracts primarily relating to the Purchased Assets, Assumed Liabilities or the Business, including those set forth in Section 2.01(a)(vi) of the Seller Disclosure Schedule and the CBA(s) (collectively, the “Assumed Contracts”); provided that for the avoidance of doubt, the term Assumed Contracts shall not include any of the employment agreements listed in Section 2.01(a)(vi) of the Seller Disclosure Schedule or any Seller Employee Plan other than as provided in Section 8.08;
(vii)to the extent transferable pursuant to applicable Law (including upon request or application to a Governmental Authority or which will pass to Purchaser as successor in title to any other Purchased Assets by operation of Law), all Permits (including Environmental Permits) related to the ownership and operation of the Business, including as set forth or described in Section 2.01(a)(vii) of the Seller Disclosure Schedule (the “Transferred Permits”);

(viii)all agreements, documents, books, records and files, including all documents, instruments, papers, electronic correspondence, records and files stored on computer disks or tapes or any other storage medium, studies, reports, drawings, microfilms, photographs, letters, journals, title policies, regulatory filings, purchase orders, invoices, shipping records, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, safety, maintenance or service records, technical data, business plans, necessary financial data, operating data, environmental records, plans and studies, personnel and employment records, necessary accounting and Tax records (including Tax Returns), ledgers, filings or other documentation relating to any litigation or other Liability, internal and external correspondence, and any additional books and records set forth or described in Section 2.01(a)(viii) of the Seller Disclosure Schedule whether in paper, e-mail, digital or other tangible form, in each case, to the extent used in or associated with the ownership or operation of the Business, and which may be accessed by Seller for a period of seven (7) years after the Closing Date and/or copies of which may be retained by Seller (collectively, the “Records”);
(ix)all right, title and interest of Seller or its Affiliates in and to the Intellectual Property used in the Business and as set forth or described in Section 2.01(a)(ix) of the Seller Disclosure Schedule, and all other Intellectual Property owned or licensed by Seller or its Affiliates that is used by Seller in connection with or in support of the ownership or operation of the Business (collectively, the “Transferred Intellectual Property”), as well as the right to sue and recover damages for past infringement, misappropriation, or other violation of any of the foregoing. The Transferred Intellectual Property includes, without limitation, Seller’s rights in the following names used in the Business: “Commodore Homes”, “Colony Factory Crafted Homes”, “Clarion Homes”, “R-Anell Homes”, “Pennwest Homes”, “Manorwood Homes” and “Mid-Country Homes” and derivatives thereof, and any and all goodwill relating to any of the foregoing.;
(x)except to the extent related to any of the Excluded Assets, all causes of action (including counterclaims), defenses, claims, credits, demands, remedies or rights of set-off of any kind against third parties to the extent relating to or arising from any Assumed Liability or the ownership or operation of the Business, including insurance proceeds, condemnation awards and all such rights under or pursuant to warranties, representations, covenants, agreements, indemnities or guarantees made or provided in any Assumed Contracts or otherwise;
(xi)all applicable warranties against manufacturers or vendors, to the extent that such warranties are transferable, and all items of personal property due under applicable warranties, in each case as in existence on the date hereof, but excluding such items disposed of by Seller or its Affiliates in the ordinary course of business prior to the Closing in accordance with this Agreement, and including such additional items as may be acquired by Seller or its Affiliates for use in connection with the ownership or operation of the Business in the ordinary course of business prior to the Closing in accordance with this Agreement;
(xii)the inventory and finance and rent-to-own loan receivables owned by Seller as of the Closing Date and certain other loan receivables set forth on Section 2.01(a)(xii) of the Seller Disclosure Schedule (the “Loan Receivables”);
(xiii)the Acquired Subsidiaries Interests;

(xiv)all goodwill to the extent relating to the ownership or operation of the Business; and
(xv)the other assets listed on Section 2.01(a)(xv) of the Seller Disclosure Schedule.
(b)Notwithstanding any other provision of this Agreement, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, acquire or accept, any right, title and interest in or to (x) all Cash of Seller and their Affiliates as of the Closing Date, and (y) the assets listed on Section 2.01(b) of the Seller Disclosure Schedule, including the following (collectively, the “Excluded Assets”):
(i)each Seller’s rights under this Agreement (including the right to receive the Purchase Price) and under the Transaction Documents;
(ii)all insurance policies relating to the Purchased Assets, including (except to the extent Purchased Assets under Section 2.01(a)(x)) all insurance recoveries and return of premiums due thereunder, rights to assert claims with respect to any such policies and all premium deposits, claims deposits and other security deposits in connection therewith;
(iii)all books and records of Seller (including financial and Tax records unnecessary to operate the Business) other than the Records;
(iv)the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller or any of their Affiliates, whether before, on or after the Closing Date;
(v)Contracts that are not Assumed Contracts, including, Permits that are not Transferred Permits and Intellectual Property that is not Transferred Intellectual Property;
(vi)all shares of capital stock or other equity interests of Seller or any of their Affiliates (other than the Acquired Subsidiaries Interests) or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Seller or any of their Affiliates, including, without limitation, Commodore’s equity interests in TCC Clarion, TCC Pennwest and the Excluded Subsidiaries;
(vii)all claims that Seller may have against any third party solely with respect to any Excluded Assets or Excluded Liabilities;
(viii)Tax refunds, credits, abatements or similar offsets against Taxes that relate, in each case, to Excluded Taxes;
(ix)all Tax Returns of, or filed by, Seller or its Affiliates for any Excluded Taxes;
(x)all of each Seller’s right, title and interest in the real property set forth on Section 2.01(b)(x) of the Seller Disclosure Schedule;

(xi)loans that do not constitute “Loan Receivables”, including, without limitation the retained loans set forth on Section 2.01(b)(xi) of the Seller Disclosure Schedule; and
(xii)all Seller Employee Plans and all assets under or relating to any Seller Employee Plan.
(c)Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to assume and become responsible for the following liabilities of Seller (other than the Excluded Liabilities) whether arising prior to, on or after the Closing Date, and thereafter pay, perform and discharge when due all such liabilities (the “Assumed Liabilities”):
(i)all Liabilities of each Seller under the Assumed Contracts other than relating to breaches by Seller or its Affiliates prior to the Closing;
(ii)all Liabilities with respect to the Transferred Permits other than relating to breaches by Seller or its Affiliates prior to the Closing;
(iii)all Liabilities of each Seller with respect to the ordering or purchase of Inventories;
(iv)the Pension Fund Liabilities described in Section 8.08;
(v)the accrued customer deposits of Seller included in Indebtedness;
(vi)without duplication of the matters set forth elsewhere in this Section 2.01(c), the short-term and long-term Product Warranty Liabilities;
(vii)without duplication of the matters set forth elsewhere in this Section 2.01(c), the Accrued PTO and the accrued dealer payables, to the extent fully reserved and included in Net Working Capital on the Closing Statement (as finally determined in accordance with Section 2.03(d)) (including Tax liabilities to the extent included as an offset to any current asset included in Net Working Capital on the Closing Statement);
(viii)property taxes assessed on the Purchased Assets that are allocable to taxable periods (or portions thereof) beginning on or after the Closing Date; and
(ix)all Liabilities under the CBAs that are assumed by Purchaser in accordance with Section 8.04(b).
(d)Other than the Assumed Liabilities, Seller and its respective Affiliates (as applicable) shall retain, and shall be responsible (as applicable) for paying, performing and discharging when due (except, as applicable, with respect to claims by third parties to the extent nonpayment thereof is permitted pursuant to applicable bankruptcy Law), and, as applicable, Purchaser shall not assume or have any responsibility for, any Liabilities of Seller and its respective Affiliates, including the following (the “Excluded Liabilities”):
(i)all Indebtedness (other than accrued customer deposits) of each Seller and its Affiliates and all Transaction Expenses;

(ii)all Liabilities relating to or arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets, any other assets of Seller or its Affiliates that are not Purchased Assets or the conduct of any business other than the Business;
(iii)all Liabilities relating to or arising out of earned but unused paid leave attributable to Business Employees who are not Transferred Employees and those Transferred Employees who do not execute an authorization to transfer such entitlements to Purchaser prior to Closing;
(iv)other than the Liabilities under the CBAs and those described in Section 8.08, all Liabilities under or relating to any Seller Employee Plan or any other Employee Plan, including any Taxes related thereto and those Liabilities arising under or relating to any Seller Employee Plan or any Employee Plan;
(v)other than the Liabilities under the CBAs and those described in Section 8.08, all Liabilities under or relating to the Pennwest CBA and the Commodore CBA, including but not limited to any Liabilities accruing to Seller resulting from any Seller negotiations with the Unions concerning its decision to sell the Purchased Assets and effects arising therefrom for the time period up to and including the Closing Date;
(vi)other than pension Liabilities related to the pre-Closing employment of any Transferred Union Employees, any pension Liabilities related to the pre-Closing employment of any Business Employee;
(vii)all Excluded Taxes;
(viii)all Product Claim Liabilities attributable to products manufactured prior to the Closing Date;
(ix)all Liabilities arising under or relating to any Environmental Law (including Environmental Claims) with respect to the Purchased Assets; and
(x)all Liabilities to the extent related to or arising out of incidents of personal injury or bodily harm or that could otherwise form the basis for any workers’ compensation claim, in each case occurring before the Closing.
For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any Liabilities attributable to Seller or its Affiliates shall remain with Seller and its Affiliates, and neither Purchaser nor its respective Affiliates shall be responsible in any way for such Liabilities (other than, with respect to Purchaser, for any Liabilities expressly assumed in Section 2.01(c)).

Section 2.02    Purchase Price.
(a)The aggregate purchase price for the Purchased Assets shall be ONE HUNDRED FIFTY-THREE MILLION DOLLARS ($153,000,000) (the “Purchase Price”); (i) either plus (A) the amount, if any, by which the Estimated Net Working Capital is greater than the Upper Target, or minus (B) the amount, if any, by which the Estimated Net Working Capital is less than the Lower Target; (ii) either plus (A) the amount, if any, by which the Estimated Loan Receivables Amount is greater than the Loan Receivables Amount or minus (B) the amount, if any, by which the Estimated Loan Receivables Amount is less than the Loan Receivables Amount; minus (iii) the Estimated Closing Indebtedness paid at the Closing pursuant to Section 2.02(b)(iii); minus (iv) the Estimated Transaction Expenses paid at the Closing by the Purchaser pursuant to Section 2.02(b)(iv) or unpaid by Seller prior to or at the Closing; minus (v) the 2020 Pension Liability Withdrawal Amount; minus (vi) the Adjustment Escrow Amount; and minus (vii) the Indemnity Escrow Amount (such collective amount is referred to herein as the “Estimated Closing Purchase Price”), subject to adjustment pursuant to Section 2.03(d) (the “Closing Purchase Price”).
(b)At the Closing, Purchaser shall pay, or cause to be paid by wire transfer of immediately available funds to the account or accounts designated to Purchaser in writing by such recipient at least three (3) Business Days prior to the Closing Date:
(i)to Seller, the Estimated Closing Purchase Price;
(ii)to the Escrow Agent, the Adjustment Escrow Amount and the Indemnity Escrow Amount;
(iii)to the holders of Closing Indebtedness, an amount equal to such holder’s portion of the Estimated Closing Indebtedness owing to such holder as specified in the payoff letters; and
(iv)to each Person to whom any Transaction Expenses are payable, an amount equal to such Person’s portion of the Estimated Transaction Expenses owing to such Person as specified in the Estimated Closing Statement.
(c)The Closing Purchase Price will be allocated to TCC Clarion and TCC Pennwest pursuant to the example attached as Annex B.
Section 2.03    Purchase Price Adjustments.
(a)Pre-Closing Estimates. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to the Purchaser a written certificate duly executed by an authorized officer of Seller (the “Estimated Closing Statement”) setting forth a good faith, calculation as of the last day of the month preceding the month of the Closing Date of the estimate of (i) the Net Working Capital (the “Estimated Net Working Capital”); (ii) the Loan Receivables Amount (the “Estimated Loan Receivables Amount”); (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”) to be paid at the Closing pursuant to Section 2.02(b)(iii), along with an itemized schedule thereof; and (iv) Transaction Expenses to be paid by the Purchaser on behalf of Seller at the Closing pursuant to Section 2.02(b)(iv) (the “Estimated Transaction Expenses”); and, based on such estimates, a calculation of the Estimated Closing Purchase Price, along with reasonably detailed data and schedules supporting the determination of each such calculation (including supporting detail for each component item of the Estimated Net Working Capital).

(b)Closing Date Inventory. Seller shall take a physical inventory as of the close of business on the Closing Date (the “Closing Date Inventory”). Purchaser and its independent auditors shall be permitted to participate in the Closing Date Inventory and to verify its results. Seller and Purchaser agree to utilize the normal inventory procedures previously utilized by Seller, so long as in accordance with GAAP. Seller shall identify any inventory that is below standard quality, obsolete, or of a quality or quantity not useable or saleable by the Company in the ordinary course of business, or that has not been used in the Business for at least two (2) years (the “Obsolete Inventory”). The value (at cost) of any Obsolete Inventory in excess of any reserve for Obsolete Inventory shall reduce the value of inventory reflected on the Closing Statement (defined below).
(c)Surcharge Adjustment.
(i)Within thirty (30) days of the Closing Date, Purchaser will calculate a material surcharge adjustment as of the Closing Date (the “Closing Surcharge Adjustment”), for each of the six (6) manufacturing facilities operated by Seller calculated in accordance with Example Surcharge Adjustment. The sum of the Closing Surcharge Adjustments shall constitute the “Total Closing Surcharge Adjustment”.
(ii)The Purchaser may elect for Closing to occur prior to October 3, 2021, by giving 30 days’ prior notice to the Seller. If Purchaser elects this option, there will be no Closing Surcharge Adjustment.
(d)Final Calculations.
(i)No later than ninety (90) days after the Closing Date, the Purchaser will prepare (at Purchaser’s expense) and deliver to the Seller Representative a statement setting forth its calculation of the Net Working Capital, Loan Receivables Amount, Closing Indebtedness, Transaction Expenses and the Total Closing Surcharge Adjustment (the “Closing Statement”), which Closing Statement shall include a balance sheet of Seller as of the Closing Date without giving effect to the transactions contemplated herein. After delivery of the Closing Statement, the Seller Representative and its accounting and financial advisors shall be permitted during normal business hours to review and copy the work papers of the Purchaser and its accounting and financial advisors related to the preparation of the Closing Statement and to make other inquiries of the Purchaser and its accounting and financial advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of its review thereof. If the Seller Representative has any objections to any items in the Closing Statement, then the Seller Representative shall deliver to the Purchaser a statement (an “Objection Statement”) setting forth such objections to those items in the Closing Statement and, to the extent practical, the Seller Representative’s proposed resolution of each such disputed items. The Purchaser shall, and shall cause its officers, employees, consultants, accountants and agents to, cooperate fully with Seller, the Seller Representative and their respective accounting and financial advisors in connection with their review of the Closing Statement and the preparation of any Objection Statement and to provide any information reasonably requested by Seller, the Seller Representative and their respective accounting and financial advisors in connection therewith or in connection with resolving any objections therein. If an Objection Statement is not delivered to the Purchaser within sixty (60) days after delivery of the Closing Statement, then the Closing Statement as originally delivered by the Purchaser shall be final and binding upon the Parties. If such an Objection Statement is timely delivered, then the Purchaser and the Seller Representative shall cooperate and negotiate in good faith to resolve any disputed items in the Objection Statement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the

Seller Representative and the Purchaser shall submit each unresolved item in the Objection Statement to the Independent Accountant to resolve such unresolved items. The Independent Accountant shall be instructed to make its determination in respect of all then-unresolved items in the Objection Statement within thirty (30) days following its retention, and each Party shall reasonably cooperate with the Independent Accountant during such process. The Independent Accountant’s determination of such unresolved items shall be final and binding upon the Parties, absent manifest error or Fraud; provided, however, that no such determination with respect to any item objected to in the Objection Statement shall be any more favorable to the Purchaser than is set forth in the Closing Statement or any more favorable to Seller than is proposed in the Objection Statement. All costs and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and the Purchaser, on the other hand, based upon the percentage amount actually contested but not awarded to Seller or the Purchaser, respectively, bears to the aggregate amount actually contested by Seller and the Purchaser, and such allocation shall be determined by the Independent Accountant and included in its decision. (For example and illustrative purposes only, if the aggregate amount of the unresolved items that are resolved by the Independent Accountant is $1,000,000, and such resolution results in an aggregate adjustment in Seller’s favor of $200,000, the Seller Representative on behalf of Seller will be responsible for eighty percent (80%) of the Independent Accountant’s fees and expenses (representing the percentage of such unresolved items not awarded in the Seller’s favor), and the Purchaser will be responsible for twenty percent (20%) of the Independent Accountant’s fees and expenses (representing the percentage of the amount of such unresolved items not awarded in the Purchaser’s favor)). The Parties shall bear their own costs and expenses in connection with their respective preparation and review of the Closing Statement and the Objection Statement, as the case may be. The process set forth in this Section 2.03(d)(i) shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the Net Working Capital, Closing Indebtedness, Transaction Expenses or the Total Closing Surcharge Adjustment, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.
(ii)If, after the final determination pursuant to clause (i) above, the result of the following is a positive number: (A) the Net Working Capital minus the Estimated Net Working Capital, taking into account the Upper Target and Lower Target, as applicable (whether positive or negative); plus (B) the Loan Receivables Amount (whether positive or negative) minus the Estimated Loan Receivables Amount; plus (C) the Estimated Closing Indebtedness (whether positive or negative) minus Closing Indebtedness; plus (D) the Estimated Transaction Expenses (whether positive or negative) minus the Transaction Expenses; minus (E) the Total Closing Surcharge Adjustment, then (x) the Purchaser shall promptly (but in any event within ten (10) Business Days of the final determination thereof) pay to Seller such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative and (y) the Seller Representative and the Purchaser shall deliver to the Escrow Agent, joint written instructions directing the Escrow Agent to promptly release and deliver to Seller such balance of the Adjustment Escrow Account by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative in accordance with the Escrow Agreement.

(iii)If, after the final determination pursuant to clause (i) above, the result of the following is a negative number: (A) the Net Working Capital minus the Estimated Net Working Capital, taking into account the Upper Target and Lower Target, as applicable (whether positive or negative); plus (B) the Loan Receivables Amount (whether positive or negative) minus the Estimated Loan Receivables Amount; plus (C) the Estimated Closing Indebtedness (whether positive or negative) minus Closing Indebtedness; plus (D) the Estimated Transaction Expenses (whether positive or negative) minus the Transaction Expenses; minus (E) the Total Closing Surcharge Adjustment, then the Seller Representative and the Purchaser shall promptly (but in any event within ten (10) Business Days of the final determination thereof) deliver to the Escrow Agent joint written instructions directing the Escrow Agent to promptly release and deliver (x) to the Purchaser from the Adjustment Escrow Account the lesser of (1) the shortfall amount and (2) the Adjustment Escrow Amount, and (y) to the Seller, an amount equal to the remaining balance, if any, of the Adjustment Escrow Amount after giving effect to clause (x), in each case by wire transfer of immediately available funds in accordance with the Escrow Agreement. In the event the shortfall exceeds the Adjustment Escrow Amount, the Seller Representative (on behalf of the Seller Parties) shall promptly (but in any event within ten (10) Business Days of the final determination thereof) pay to the Purchaser such remaining shortfall by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.
(e)Preparation of Closing Statement. The Closing Statement (and all calculations, including Net Working Capital, Loan Receivables Amount, Closing Indebtedness, Transaction Expenses and the Total Closing Surcharge Adjustment) shall be prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by Seller in preparing the Financial Statements (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Financial Statements), except that the Closing Statement (and all calculations, including Net Working Capital, Loan Receivables Amount, Closing Indebtedness, Transaction Expenses and the Total Closing Surcharge Adjustment) shall: (A) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (B) be based on facts and circumstances as they exist on the Closing Date and shall exclude the effect of any act, decision or event occurring on or after the Closing; (C) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected on the Financial Statements, except those that result from material developments occurring after the date of the Most Recent Balance Sheet Date that are not listed on Section 3.07(a) of the Seller Disclosure Schedule; and (D) be determined under GAAP.
Section 2.04    Seller Representative.
(a)Effective as of the Closing Date, each Seller Party, for itself, himself or herself and for its, his or her successors and assigns, hereby irrevocably makes, constitutes and appoints Barry S. Shein as the Seller Representative hereunder, as its, his or her true and lawful representative and attorney-in-fact, with power of substitution or re-substitution, to act solely and exclusively for and on behalf of such Seller Party with respect to any claim, matter, position or dispute arising under this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby, and the Seller Representative hereby accepts such appointment. Each Seller Party acknowledges that the appointment of Barry S. Shein as Seller Representative is coupled with an interest and may not be revoked. Purchaser shall be entitled to rely on all actions of the Seller Representative as authorized by all of the Seller Parties.

(b)In furtherance of the appointment of the Seller Representative, each Seller Party, fully and without restriction, irrevocably: (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Seller Representative under this Agreement and the Transaction Documents; and (ii) authorizes the Seller Representative to (A) execute on its, his or her behalf and deliver to the Purchaser or other Persons all certificates and documents to be delivered to the Purchaser or other Persons by the Seller Parties pursuant to this Agreement and the Transaction Documents; (B) dispute or refrain from disputing any claim made by the Purchaser or any Purchaser Indemnified Party under this Agreement or the Transaction Documents; (C) assert, defend, negotiate, compromise, waive and settle any claim or dispute which may arise under this Agreement or the Transaction Documents; (D) pay any amounts due to the Purchaser or any other Purchaser Indemnified Parties from any Seller Party under this Agreement or the Transaction Documents, provided that this provision shall not expand the Seller Representative’s indemnification obligations under this Agreement (in the Seller Representative’s capacity as an Equityholder); (E) exercise or refrain from exercising any remedies available to the Seller Parties under this Agreement or the Transaction Documents; (F) sign on behalf of each Seller Party any releases or other documents with respect to any such dispute or remedy; (G) waive any condition contained in this Agreement or the Transaction Documents; (H) give such instructions and do or refrain from doing such other things as the Seller Representative, in his reasonable discretion, deems necessary or appropriate to carry out the provisions of this Agreement and the Transaction Documents; (I) amend this Agreement or the Transaction Documents in a manner not adverse to the Seller Parties; and (J) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist him in the performance of the Seller Representative’s rights and duties hereunder (in which case Seller shall pay the fees and expenses thereof). Payments made by the Seller Representative under this Section 2.04(b) will be considered to be paid by all of the Seller Parties.
(c)If the Seller Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Seller Parties will appoint a new Person to serve as the Seller Representative and will provide prompt written notice thereof to the Purchaser. The then serving Seller Representative shall in such circumstance continue to serve as the Seller Representative until such new Person is duly appointed as the Seller Representative.
(d)The Seller and Equityholders shall jointly and severally indemnify the Seller Representative and hold the Seller Representative harmless against any and all Loss, Liability, obligation, damages, judgment, suit or expense incurred on the part of the Seller Representative and arising out of or in connection with his duties and rights as the Seller Representative; provided, however, that the indemnification obligations set forth in this Section 2.04(d) shall not apply to the extent such Loss, Liability or expense is incurred as a result of the Seller Representative’s Fraud. The indemnification provisions set forth in this Section 2.04(d) shall survive the termination of this Agreement and the Transaction Documents.

Section 2.05    Closing. The closing of the transactions contemplated by this Agreement and the Transaction Documents (the “Closing”) shall take place on the Closing Date with the Parties exchanging signature pages to the Transaction Documents via Docusign (except for the Deeds and any other Transaction Documents that require “wet ink” originals for validity or recording purposes under local Laws, for which originals shall be delivered), effective for all purposes hereunder as of 12:01 am Eastern time on the Closing Date. At the Closing; (x) Purchaser shall pay the Closing Purchase Price by wire transfer of immediately available funds in U.S. Dollars, to Seller, to such account(s) and in such amounts designated by the Seller Representative (on behalf of Seller) to Purchaser by written notice, at least three (3) Business Days before the Closing Date; and (y) Seller and each of their applicable Affiliates will assign and transfer to Purchaser all of its right, title and interest in and to the Purchased Assets and Purchaser will assume and be liable for the Assumed Liabilities. At the Closing, Purchaser and Seller shall cause to be delivered to the other the documents and instruments required to be delivered under Section 2.05(a) and Section 2.05(b). At the Closing:
(a)Seller shall deliver:
(i)original counterparts of the Deeds, duly executed by Seller and notarized;
(ii)a counterpart duly executed by Seller to the Bill of Sale with respect to the Purchased Assets;
(iii)the Intellectual Property Assignment, substantially in the form and to the effect of Exhibit B (the “Intellectual Property Assignment”) with respect to the Transferred Intellectual Property, duly executed by Seller;
(iv)a certificate, dated as of the Closing Date and substantially in the form and to the effect of Exhibit C, that satisfies the requirements set forth in Treasury Regulation Sections 1.1445-2, attesting that Seller is not a “foreign person” for U.S. federal income tax purposes;
(v)a counterpart duly executed by Seller and the respective landlord to an amendment and estoppel certificate in a form reasonably satisfactory to Purchaser, for each of the Purchaser Leased Locations, in each case, such amendment granting Purchaser the right to give notice of termination no sooner than five (5) years from the Closing Date and, after such time, Purchaser shall purchase such Purchaser Leased Locations, as applicable, at the fair market value of the land and building only, as determined by an independent appraiser who shall disregard any actual or potential rental income and shall not use the income capitalization approach or other valuation methodology that is based on, or utilizes, rental income, upon Purchaser’s notice of termination, if any;
(vi)an Employment Agreement substantially in the form and to the effect of Exhibit D (collectively, the “Employment Agreements”), duly executed by each Key Employee who has been offered and accepted employment with Purchaser;
(vii)an Option Agreement, substantially in the form and to the effect of Exhibit E (the “Option Agreement”), duly executed by Commodore, the Kenn-Schl JV Partner and the TCC Vanderbuilt JV Partner, which shall, without limitation, provide for the option to acquire the Commodore Kenn-Schl Interests and the Commodore TCC Vanderbuilt Interests, respectively, in accordance with the terms and conditions therein;
(viii)a counterpart duly executed by Seller to the Escrow Agreement;

(ix)evidence satisfactory to Purchaser of the issuance of Tail Insurance;
(x)full access to Purchaser to allow Purchaser to download an electronic copy containing (in a readable and otherwise reasonably acceptable format) complete and accurate copies of the contents of the VDR as at 5:00 P.M. Eastern time on the date immediately prior to the Closing Date;
(xi)a list and location of each document downloaded to the VDR after 5:00 P.M. Eastern time on the date immediately prior to the date of this Agreement and 5:00 P.M. Eastern time on the date immediately prior to the Closing Date; and
(xii)such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement, including the certificates contemplated by Section 9.03 and the documents listed in Section 8.07(g), or as are otherwise reasonably required in connection herewith.
(b)Purchaser shall deliver:
(i)original counterparts of the Deeds, duly executed by Purchaser and notarized (if required);
(ii)a counterpart duly executed by Purchaser to the Bill of Sale with respect to the Purchased Assets;
(iii)a counterpart duly executed by Purchaser to an amendment and estoppel certificate for each Leased Real Property;
(iv)a counterpart duly executed by Purchaser to any Noncompetition and Nonsolicitation Agreements;
(v)a counterpart duly executed by Purchaser to the Option Agreement;
(vi)a counterpart duly executed by Purchaser to the Escrow Agreement; and
(vii)such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to the terms of this Agreement, including the certificate contemplated by Section 10.03 and the documents referenced in Section 8.07(h), or as are otherwise reasonably required in connection herewith.

Section 2.06    Withholding. Notwithstanding anything to the contrary contained herein, Purchaser, Seller, the Escrow Agent and any other withholding agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement or the Escrow Agreement such amounts as are required to be deducted and withheld under applicable Law; provided that prior to making any such deduction or withholding (other than any compensatory amounts subject to payroll withholding and reporting), the applicable withholding agent shall provide reasonable and advance notice to the recipient of the amounts subject to withholding. Amounts withheld pursuant to this Section 2.06 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts subject to payroll withholding and reporting payable pursuant to this Agreement shall be paid through Seller’s payroll system in accordance with applicable payroll procedures.
Section 2.07    Proration of Charges.
(a)Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by Purchaser or its Affiliates, on the one hand, or Seller or their Affiliates, on the other hand, for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal and cost of fuel, shall be apportioned as of the Closing, and each Party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charge or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date.
(b)Except as otherwise provided in this Agreement, all refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any Party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Purchaser shall be entitled to that portion of any such installment applicable to any period including and from and after the Closing Date, and if Purchaser or Seller or their respective Affiliates, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other Parties their share of the payments.
(c)The prorations pursuant to this Section 2.07 may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the Party requesting proration of any item obtains the information required to calculate such proration of such item.
(d)This Section 2.07 shall not apply to any Taxes.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), the Seller Parties represent and warrant, on a joint and several basis, in each case, to Purchaser as follows:
Section 3.01    Organization. Commodore is duly incorporated, validly existing and in good standing under the Laws of Delaware. TCC Clarion is duly formed, validly existing and in good standing under the Laws of Illinois. TCC Pennwest is duly formed, validly existing and in good standing under the Laws of Delaware. Each Acquired Subsidiary is duly organized, validly existing and in good standing in its state of organization. Seller is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Seller has all requisite power and authority to execute and perform its obligations under this Agreement and the Transaction Documents executed and delivered by it in connection with this Agreement and consummate the transactions contemplated hereby and thereby.
Section 3.02    Authority. The execution and delivery by Seller of, and the performance by Seller of its obligations under, this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability or partnership actions, and no other action on the part of Seller or, to the extent applicable to the Business, any of its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents or the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement and each Seller Transaction Document has been duly and validly executed and delivered by Seller (as applicable), and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar state or federal debt relief laws in effect from time to time and to general principles of equity.

Section 3.03    Capitalization. Commodore legally and beneficially owns, directly or indirectly, the Subsidiaries identified on Section 3.03 of the Seller Disclosure Schedule. Commodore legally and beneficially owns and holds, directly or indirectly, (i) 100% of the interests in R-Anell Housing and Elite Homebuilders and (ii) 99% of the interests in Catskill Valley, free and clear of any Liens. Guy Jollie legally and beneficially owns and holds directly 1% of the interests in Catskill Valley, free and clear of any Liens. Commodore legally and beneficially owns and holds directly (a) 60.71429% of the issued and outstanding general partnership interests of TCC Clarion and (b) 84.00% of the issued and outstanding membership interests of TCC Pennwest, free and clear of any Liens. Commodore legally and beneficially owns and holds 49.90% of the issued and outstanding membership interests of Kenn-Schl, free and clear of any Liens. Commodore legally and beneficially owns and holds 49.33% of the issued and outstanding membership interests of TCC Vanderbuilt, free and clear of any Liens. Other than the Persons identified on Section 3.03 of the Seller Disclosure Schedule as the joint venture partner of Commodore with respect to the Joint Ventures, no Person has any right, title, or interest in or to purchase any equity interest of any Joint Venture. Except as is set forth on Section 3.03 of the Seller Disclosure Schedule, no equityholder or joint venture partner of Commodore has issued or granted any options, warrants, restricted equity, equity appreciation rights, subscriptions, puts, calls, exchange rights or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued equity interests of any Joint Venture or obligating any Joint Venture to issue, deliver, transfer or sell any equity interests in any Joint Venture. All of the issued and outstanding equity interests of each Joint Venture (i) have been duly authorized and are validly issued in compliance with applicable Law and (ii) are fully paid and non-assessable. To the Knowledge of Seller, the Joint Ventures Interests were not issued to Commodore in violation of any agreement, arrangement, or commitment or in violation of any preemptive or similar rights of any Person. Except as set forth on Section 3.03 of the Seller Disclosure Schedule, there is no agreement, arrangement, or commitment to which any Seller Party or, to the Knowledge of Seller, any Joint Venture is a party that may or could be foreseen to dilute the Joint Ventures Interests or that relate to the voting of the Joint Ventures Interests.
Section 3.04    No Conflicts. Except as described on Section 3.04 of the Seller Disclosure Schedule, and assuming all filings, notices, consents, approvals, authorizations, and other actions described on Section 3.04 of the Seller Disclosure Schedule have been obtained, the execution and delivery by Seller of, and the performance of its obligations under, this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not, directly or indirectly:
(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Governance Documents of Seller or, to the extent applicable to the Business, any of its Affiliates;
(b)conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to (i) Seller, (ii) to the extent applicable to the Business, its Affiliates, or (iii) any of the Purchased Assets (with respect to Seller) or Assumed Liabilities;

(c)(i) conflict with or result in a material violation or material breach of; (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under; or (iii) result in or give to any Person any right of penalty, termination, consent, cancellation, acceleration or modification in or with respect to, any Contract, Permit or Governmental Approval to which Seller or, to the extent applicable to the Business, any of its Affiliates is a party or to which any of the Purchased Assets or Assumed Liabilities is bound or subject, except, in the case of this clause (c), as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Purchased Assets or the Business as currently owned or operated by Seller and its Affiliates, or otherwise prevent, materially impair or delay the ability of Seller and its applicable Affiliates to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement or the Transaction Documents; or
(d)result in the creation or imposition of any Lien on the Purchased Assets (other than (i) Permitted Liens; (ii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or lenders or by any other Person at the request of Purchaser or its Affiliates; and (iii) such other Liens as will be discharged in full prior to or at the Closing).
Section 3.05    Governmental Approvals; Filings. Except (a) for such consents, approvals, actions, filings and notices as may be required pursuant to the HSR Act and (b) as set forth on Section 3.05 of the Seller Disclosure Schedule, no additional Governmental Approval on the part of Seller or any of its Affiliates is required in connection with the execution and delivery by Seller of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain any such Governmental Approval would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Seller or any of its applicable Affiliates to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement or the Transaction Documents.
Section 3.06    Legal Actions or Proceedings. Except as set forth on Section 3.06 of the Seller Disclosure Schedule; (a) there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Seller, orally against Seller or, to the extent applicable to the Business, any of its Affiliates or relating to the Purchased Assets (with respect to Seller), and (b) there are no Orders outstanding against Seller, to the extent applicable to the Business, any of its Affiliates, or the Purchased Assets (with respect to Seller), in either case that, individually or in the aggregate, would reasonably be expected to (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the transactions contemplated by this Agreement and the Transaction Documents or the performance by Seller or, to the extent applicable to the Business, each of its Affiliates of its respective obligations under this Agreement or the Transaction Documents, or (ii) otherwise materially impair the ownership or operation of the Business or the Purchased Assets.

Section 3.07    Financial Statements and Condition.
(a)Attached as Section 3.07(a) of the Seller Disclosure Schedule are copies of (i) the consolidated audited balance sheet, statements of operations and statements of cash flow of Seller as of and for the fiscal years ended September 26, 2020 (the “Most Recent Balance Sheet Date”) and September 28, 2019 and September 29, 2018 (collectively, the “Year-End Financial Statements”), and (ii) the unaudited consolidated balance sheet and income statement of Seller as of and for the eight (8) month fiscal period ending May 31, 2021 (the “Interim Financial Statements” and collectively with the Year-End Financial Statements, the “Financial Statements”). Except as set forth on Section 3.07(a) of the Seller Disclosure Schedule; (A) each balance sheet included in the Financial Statements fairly presents in all material respects the financial position of Seller and its Subsidiaries as of the respective dates thereof, and the statements of operations and statement of cash flows included in the Financial Statements fairly present, in all material respects, the results of operations and cash flows of Seller and its Subsidiaries for the respective periods indicated therein; (B) the balance sheet included in the Interim Financial Statements fairly presents in all material respects the financial position of Seller and its Subsidiaries as of the date thereof; and (C) the statements of operations and cash flows included in the Interim Financial Statements fairly present in all material respects the revenues and expenses for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, and the absence of footnotes and other presentation items).
(b)Section 3.07(b) of the Seller Disclosure Schedule sets forth a true and correct itemization of the outstanding Closing Indebtedness as of the date of the Interim Financial Statements, including debtor, creditor, maturity date, collateral, if any, securing Closing Indebtedness and the outstanding principal balance owed to each creditor under such Closing Indebtedness as of the date of the Interim Financial Statements. Except as set forth on Section 3.07(b) of the Seller Disclosure Schedule, other than the Closing Indebtedness, Seller does not have any outstanding material indebtedness for borrowed money.
Section 3.08    No Undisclosed Liabilities. Seller does not have any liabilities of the type that would be required to be disclosed or reserved against on a balance sheet, if one were prepared immediately prior to the Closing, in accordance with GAAP as of immediately prior to the Closing except (a) those which are adequately reflected or reserved against in the balance sheet included in the Interim Financial Statements since the Most Recent Balance Sheet Date; (b) those that have been incurred in the ordinary course of business of Seller since the Most Recent Balance Sheet Date and that are not, in the aggregate, material in amount; (c) those that are omitted from the balance sheet included in the Interim Financial Statements because such liabilities would be normal and recurring year-end adjustments (the effect of which will not be materially adverse in the aggregate to Seller) or would be the subject of year-end notes (that, if presented, would not differ materially in the aggregate from any of those that are presented in the balance sheet included in the Interim Financial Statements); or (d) those that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Seller.
Section 3.09    Absence of Changes. Except as set forth on Section 3.09 of the Seller Disclosure Schedule, since the Most Recent Balance Sheet Date; (a) the Business has been conducted only in the ordinary course of business consistent with past practice in all material respects; (b) neither Seller nor, to the Knowledge of Seller, any of its applicable Affiliates has taken any action (or failed to take any action) that would be prohibited by Section 6.03 if such action were taken (or failed to be taken) after the date of this Agreement and prior to the Closing; and (c) to the Knowledge of Seller, there has not been any circumstance, fact, development, change, event, effect or occurrence, individually or in the aggregate, that resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.10    Compliance with Laws. Seller and, to the Knowledge of Seller and to the extent applicable to the Business, each of its applicable Affiliates is, and since January 1, 2018 has been, in compliance in all material respects with all Orders and Laws applicable to it and the Business (including for the avoidance of doubt with respect to any Laws pertaining to COVID-19). Since January 1, 2018, neither Seller nor any of its Affiliates has received any written (or, to the Knowledge of Seller, oral) notice, charge, claim or assertion to the effect that it is or was not in compliance in all material respects with any material Order or Law applicable to it and the Business or conducted any internal investigation concerning any alleged violation of any such Order or Law by it or any of its respective employees, officers, managers, directors, or agents (regardless of the outcome of such investigation) in which it has engaged the services of an outside law firm or accounting firm.
Section 3.11    Real Property.
(a)Section 3.11(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, the legal description, address and fee owner of each parcel of real property owned in fee by Seller or its Affiliates and primarily used for the Business and all Easements and other rights and interests appurtenant thereto (the “Owned Real Property”). Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule, Seller or one of its Affiliates has good and marketable fee simple title to the Acquired Owned Real Property, and good and valid title to the Improvements located therein or thereon, in each case, free and clear of all Liens other than Permitted Liens.
(b)Seller holds fee simple title to the Acquired Owned Real Property free and clear of all Liens, in each case other than Permitted Liens. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, there are no leases, subleases, licenses, or other occupancy agreements that grant any Person the right of use or occupancy of any Acquired Owned Real Property or the right to purchase any Acquired Owned Real Property or any portion thereof or interest therein, and there is no Person in possession of any Acquired Owned Real Property other than Seller. Seller is not a party to any Contract or option to purchase any real property or an interest therein.
(c)Section 3.11(c) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, for the Business, any Contract pursuant to which Seller or any of its Affiliates leases, subleases, licenses, occupies or uses real property primarily in respect of the Business (together with all amendments, modifications and supplements thereto, each, a “Lease” and collectively, the “Leases”), together with the address of such real property that is leased, subleased, licensed, occupied or otherwise used (such real property being referred to as the “Leased Real Property” and, the Leased Real Property, taken together with the Acquired Owned Real Property, the “Real Property”). Except as set forth on Section 3.11(c) of the Seller Disclosure Schedule, Seller or one of its Affiliates has a good and valid leasehold interest or license in the Leased Real Property, as applicable, free and clear of all Liens other than Permitted Liens, and enjoys actual, exclusive, peaceful and undisturbed possession of the Leased Real Property. Each Lease is legal, valid, binding and in full force and effect. The consummation of the transactions contemplated by this Agreement will not result in a breach of or default under any Lease, and will not otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially similar terms following the Closing Date. To the Knowledge of Seller, no party to any Lease is in breach or default under any such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, or the forfeiture of any security deposit under such Lease.

(d)Section 3.11(d) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, for the Business, any Contract pursuant to which Seller or any of its Affiliates has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any Acquired Owned Real Property or Leased Real Property or any portion thereof. Seller has delivered or made available to the Purchaser complete and accurate copies of the Lease for each Leased Real Property, together with, to the extent in existence, all extension notices and other material correspondence, estoppel certificates, and subordination, non-disturbance and attornment agreements related thereto, and no such Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. There are no oral understandings or side agreements with respect to any Lease that has not been reduced to a writing and which is not set forth in such Lease.
(e)As of the date of this Agreement, except as set forth on Section 3.11(e) of the Seller Disclosure Schedule, none of the Real Property is subject to any pending, threatened in writing or, to the Knowledge of Seller, threatened orally proceeding to condemn or take by power of eminent domain or similar authority all or any part of the Real Property. Since the Most Recent Balance Sheet Date, no material casualty or similar event has occurred with respect to the Real Property or buildings or other improvements thereon that has not been fully remedied.
(f)Except as set forth on Section 3.11(f) of the Seller Disclosure Schedule, the Real Property constitutes all of the real property used or necessary in connection with the operation of the Business.
(g)The Real Property is adequately served by electrical, gas, storm, sewer, sanitary sewer, water, internet, telecommunications and other utilities as necessary or appropriate to operate in a manner consistent with past practice, all of which are fully connected.
(h)Seller has made available to the Purchaser copies of all existing surveys, title policies, property reports, and zoning reports pertaining to the Real Property that are not more than five (5) years old and are within Seller’s possession or control.
(i)Seller has the right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Laws and Permitted Liens, and with respect to the Leased Real Property, subject to the terms of the applicable Leased Real Property lease. To the Knowledge of Seller, such improvements are being used, occupied, and maintained in all material respects by Seller and its Subsidiaries in accordance with all applicable Contracts, Permits, Laws, insurance requirements, and Easements, restrictions, building setback lines, covenants and reservations of record. Certificates of occupancy and all other material Permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property, if any, have been issued for Seller’s occupancy of each of such improvements and all such Permits, authorizations and approvals, if any, have been paid for and are in full force and effect. As of the date hereof, no material casualty has occurred with respect to the improvements located on any of the Real Property which remains unremedied. As of the date hereof, there is no pending or, to Knowledge of Seller, threatened condemnation, eminent domain or similar Action or special assessment affecting any of the Real Property, nor as of the date hereof has Seller received written notification that any such Action or special assessment is contemplated.

Section 3.12    Personal Property. Except (a) as set forth on Section 3.12 of the Seller Disclosure Schedule; (b) as expressly set forth in the Financial Statements; or (c) as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Business currently owned or operated by Seller, Seller will have, as of the Closing, good title to, or valid leasehold interests in, all material Tangible Personal Property used in connection with the Business, free and clear of all Liens other than Permitted Liens.
Section 3.13    Intellectual Property.
(a)Section 2.01(a)(ix) of the Seller Disclosure Schedule sets forth a list of all Intellectual Property used in the Business. No Transferred Intellectual Property owned by Seller has been held invalid or unenforceable by any court or Governmental Authority.
(b)All Transferred Intellectual Property that is (i) owned, directly or indirectly, by Seller is owned free and clear of any Liens other than Permitted Liens. All Transferred Intellectual Property that is used by Seller pursuant to a license or other right (other than generally available off-the-shelf commercial software which individually costs under $2,000 or $5,000 in the aggregate), is listed in Section 3.13(b) of the Seller Disclosure Schedule.
(c)Section 3.13(c) of the Seller Disclosure Schedule sets forth a list of all Contracts under which Seller licenses out any Transferred Intellectual Property owned by Seller.
(d)(i) To the Knowledge of Seller, the conduct of the Business of Seller as presently conducted does not infringe upon any other Person’s Intellectual Property; and (ii) no Person is infringing upon any Transferred Intellectual Property owned by Seller. The Parties acknowledge and agree that, notwithstanding anything appearing to the contrary herein, the representations made in this Section 3.13(d) are the only representations or warranties in this Agreement relating to infringement of Intellectual Property.
(e)Seller has taken commercially reasonable steps to protect the confidentiality of all material trade secrets of Seller, and to the Knowledge of Seller, such trade secrets have not been disclosed to any Person except pursuant to, and not in breach of, valid non-disclosure or license agreements. Seller has required those employees and other Persons who have access to Transferred Intellectual Property to maintain the confidentiality of such Transferred Intellectual Property and use the same only for permitted purposes. Seller has not materially breached any of its obligations of confidentiality to any third party. All current and former employees and contractors of Seller who contributed in any manner to the creation, invention or other development of Transferred Intellectual Property owned by Seller have executed Contracts that assign to the applicable member of Seller all of such Person’s respective rights, title and interests in, to and under any such Transferred Intellectual Property. After the Closing, no Seller (or, to the extent applicable to the Business, Affiliate thereof) or current or former employee or contractor of Seller will hold or retain any right, title or interest in or to any Transferred Intellectual Property.

(f)Seller lawfully owns, leases or licenses all Systems that are used in, or necessary for, the operations of the Business as currently conducted. During the past three (3) years, there has been no failure or other substandard performance of any System which has caused any material disruption to the Business. Seller has taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. To the Knowledge of Seller, the Systems of Seller do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase technology, or to perform any other similar type of unauthorized activities. Seller has not been subject to any licensing, true-up, use or similar audit in connection with any Systems, nor received any written notice of intent to conduct any such audit.
(g)For any Software developed by or on behalf of Seller; (i) Seller has possession of or access to the source code and related documentation reasonably necessary to enable its employees to use, update and enhance such Software by readily using the existing source code and documentation; (ii) there has been no unauthorized use, reverse engineering, decompiling, or other unauthorized disclosure of or access to the source code for such Software; and (iii) no other Person has the right, contingent or otherwise, to obtain access to or use any source code for such Software. Seller does not distribute or otherwise use any open source Software in a manner that would obligate Seller to (A) disclose, distribute, license or otherwise make available any of its Software in source code form; (B) license or otherwise make available any of its products, services, or Software on a royalty-free basis or otherwise limit its freedom to seek full compensation for its products, services, or Software; or (C) allow a third party to relicense, decompile, disassemble, or reverse engineer any of its products, services, or Software. Seller is in compliance with its Contracts relating to open source Software, including attribution and notice obligations.
(h)The Systems used in connection with the Business are sufficient to support the current operations of the Business.
Section 3.14    Privacy and Data Security. Seller’s data handling practices are in compliance with all applicable Laws in all material respects and are, in any event, commercially reasonable. In the past three (3) years, to the Knowledge of Seller and except as set forth on Schedule 3.14 of the Seller Disclosure Schedule, (a) no sensitive data handled by Seller has been materially lost, inappropriately accessed, misappropriated or misused, (b) there have been no material breaches of or lapses in the security of any information systems or facilities of Seller, and (c) Seller’s Systems have not experienced any material unpermitted intrusions or been adversely affected by any denial-of-service attacks. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, during the past three (3) years, Seller has not and no service provider to Seller has notified in writing, or, to the Knowledge of Seller, has been required under applicable Law to notify; (a) any employee, customer or any other Person, in connection with the Business, of any information security breach involving such employee’s, customer’s or other Person’s sensitive data or (b) any Governmental Authority in relation to any of the foregoing. The consummation of the transactions contemplated by this Agreement will not violate any privacy policy, terms of use or contractual obligation of Seller or applicable Law relating to the use, dissemination, or transfer of any sensitive data used by Seller.

Section 3.15    Material Contracts.
(a)With the exclusion of any Loans Receivable, Section 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of the following Contracts to which Seller or any of its Affiliates is a party and to which the Business, the Purchased Assets or Assumed Liabilities are bound or subject (collectively, the contracts listed or required to be listed on Section 3.15(a) of the Seller Disclosure Schedule, the “Material Contracts”):
(i)Contracts involving aggregate consideration or payment obligations in excess of $100,000 individually or $100,000 in the aggregate;
(ii)all collective bargaining agreements covering any Business Employees or relating to the operation of the Business;
(iii)any (A) employment or severance Contract with any Business Employee (other than any such agreement that is terminable by Seller at will upon notice of thirty (30) days or less without costs or liabilities); (B) Contract providing for a change of control, stay bonus, transaction completion bonus or other similar payment to be made to any Business Employee; or (C) consulting Contract with an individual service provider performing material services for the Business;
(iv)any operations agreement, maintenance agreement or management agreement (including administration or market participant services);
(v)the Leases;
(vi)Contracts that contain covenants of Seller or its Affiliates (A) not to compete in any line of business, with any Person or in any geographical area; (B) not to offer or sell any product or service to any Person or class of Persons; (C) to offer, sell or purchase any product or service to or from any Person or class of Persons on an exclusive basis or to purchase “full requirements” from any Person; or (D) granting “most favored nation” or similar rights to any Person;
(vii)Contracts that establish any partnership, joint venture or similar arrangement involving the sharing of profits or losses with a third party;
(viii)Contracts with a Governmental Authority, except for normal and customary agreements for the provision of utilities, water or sewer that are provided on the basis of a tariff or similar generally applicable rates, terms and conditions and do not involve aggregate consideration or payments in excess of $100,000 individually or $100,000 in the aggregate;
(ix)Contracts that involve, as parties thereto, one or more of Seller or its Affiliates, on the one hand, and any of the directors, officers or other Affiliates of Seller, their Affiliates or any of their respective Related Persons, on the other hand;
(x)Contracts requiring Seller or any of its Affiliates to make any capital expenditures in excess of $100,000 individually or $100,000 in the aggregate;

(xi)Contracts that constitute a Tax sharing agreement, Tax indemnity agreement, a “payment in lieu of Taxes” (or similar) agreement, or a Tax-related closing agreement (other than any customary commercial agreement or arrangement entered into in the ordinary course of business that is not primarily related to Taxes);
(xii)except as described above, all other Contracts (A) for the future sale or acquisition of any Purchased Asset or (B) that grant a right or option to purchase any Purchased Asset (including, in each case, any potential payment to exercise any right or option related to any of the Purchased Assets), other than, in each case, Contracts entered into relating to any asset or property with a value of less than $100,000 for each individual Contract or $100,000 in the aggregate for a series of related Contracts in the ordinary course of business;
(xiii)Contracts (A) pursuant to which Seller licenses any material Intellectual Property, other than click-wrap, shrink-wrap and off-the-shelf Software licenses for unmodified Software in object code form that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $0 per year; (B) pursuant to which Seller licenses Intellectual Property to any Affiliate or other third party; or (C) pertaining to the development, maintenance or support of any Transferred Intellectual Property;
(xiv)Contracts providing for indemnification by Seller, except for any such Contract that is not material to the Purchased Assets, Assumed Liabilities or Business and is entered into in the ordinary course of business; and
(xv)except as described above, all other Contracts requiring payments by or to Seller or any of its Affiliates in excess of $100,000 for each individual Contract or $100,000 in the aggregate for a series of related Contracts.
(b)Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule or as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar state or federal debt relief laws in effect from time to time and to general principles of equity; (i) each Material Contract is as of the date hereof and will be as of the Closing in full force and effect and does as of the date hereof and will as of the Closing constitute a legal, valid and binding obligation, enforceable in accordance with its terms, of the applicable Seller or its applicable Affiliates and, to the Knowledge of Seller, the other parties thereto; (ii) none of Seller or its Affiliates, as applicable or, to the Knowledge of Seller, any other party to any Material Contract, is in breach, violation or default (and no event, condition or omission exists or has occurred that after notice or the lapse of time or both) thereof in any material respect; (iii) none of Seller or its applicable Affiliates has received any written claim or notice or, to the Knowledge of Seller, any oral claim or notice of any material breach of or material default of any of Seller or its Affiliates under any Material Contract that is unresolved; and (iv) no event, condition or omission exists or has occurred which, individually or in the aggregate, would reasonably be expected to result in a material breach of or a material default under any Material Contract by any of Seller or its Affiliates or, to the Knowledge of Seller, any other party thereto. True and complete copies of each Material Contract (including any applicable amendments, supplements and change orders thereto), in each case as amended and in effect as of the date of this Agreement, have been made available to Purchaser.
(c)Seller is authorized to assume and assign the Assumed Contracts to Purchaser.

Section 3.16    Taxes. Except as set forth in the corresponding subsection of Section 3.16 of the Seller Disclosure Schedule:
(a)Seller has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file) and all such Tax Returns are true and correct in all material respects. All Taxes shown as owing by Seller on all such Tax Returns have been fully paid or properly accrued. The provision for Taxes on the Interim Financial Statements is sufficient, in all material respects, for all accrued and unpaid Taxes as of the date thereof.
(b)Seller has withheld or collected, and timely paid to the proper Taxing Authority, all Taxes required to have been withheld or collected and remitted with respect to amounts owing to any employee, member, creditor, equity holder or other third party or properly accrued, in all material respects.
(c)Seller is not currently nor has been the subject of any audit or other examination of Taxes by any Taxing Authority, with respect to any open tax years.
(d)There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted by Seller either (i) claimed or raised by any Taxing Authority in writing or (ii) to the Knowledge of Seller. None of Seller’s Tax Returns are currently under audit by any Taxing Authority.
(e)Seller has not waived any statute or period of limitations with respect to any Tax or agreed to any extension of time with respect to the making of any Tax assessment or the collection or payment of any Tax deficiency. No extension of time within which to file any Tax Return of Seller has been requested, granted or currently is in effect.
(f)No claim has been made in writing by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.
(g)Seller is not subject to any private letter ruling of the U.S. Internal Revenue Service or comparable rulings of other Taxing Authorities.
(h)Seller has not been a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing.
(i)Seller has not been a member of any affiliated group filing a consolidated, combined or unitary Tax Return, or has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), or as a transferee or successor.
(j)Since its formation Commodore has been and will be through Closing taxed as a validly electing S Corporation as defined by Section 1361 of the Code for federal (and applicable state and local) income Tax purposes. Since its formation TCC Clarion, TCC Pennwest and each of the Joint Ventures have been and will be through Closing taxed as a partnership for federal (and applicable state and local) income Tax purposes.
(k)Since its formation each of the Acquired Subsidiaries have been and will be through Closing taxed as a Disregarded Entity for federal (and applicable state and local) income Tax purposes.

Section 3.17    Labor and Employment Matters. Except as set forth in Section 3.17 of the Seller Disclosure Schedule:
(a)Seller has not been a party to any collective bargaining agreement, Contract or legally binding commitment to any trade union or employee organization in respect of or affecting any employees of Seller, or is currently engaged in any negotiation with any trade union or employee organization, and to the Knowledge of Seller, no trade union or employee organization is currently attempting to organize or otherwise represent any employees of Seller.
(b)Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Action or Proceeding alleging that Seller has engaged in any unfair labor practice under any Law. There is no pending or, to the Knowledge of Seller, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of Seller, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five (5) years.
(c)To the Knowledge of Seller, Seller is in material compliance with all applicable Laws relating to employment, including Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, regulations and ordinances enacted by any Governmental Authority regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines), hours of work and the payment of wages or overtime wages and exempt/non-exempt classifications, Tax information reporting, employment and withholding Taxes or other similar employment practices or acts. There is no litigation pending or, to the Knowledge of Seller, threatened against Seller brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d)To the Knowledge of Seller, no employee of Seller is in any material respect in violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the knowledge or use of trade secrets or proprietary information.
(e)There are no pending or, to the Knowledge of Seller, threatened material Actions or Proceedings against Seller by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing, including, but not limited to: (i) the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency with authority to investigate claims or charges of employment discrimination in the workplace; (ii) the United States Department of Labor or any other federal, state, local or foreign agency with authority to investigate claims or charges in any way relating to hours of employment or wages; (iii) the Occupational Safety and Health Administration or any other federal, state, local or foreign authority with authority to investigate claims or charges in any way relating to the safety and health of employees; and (iv) the Office of Federal Contract Compliance or any corresponding state, local or foreign agency.

(f)Seller has not experienced any material employment-related liability with respect to COVID-19. Seller has delivered or caused to be delivered to Purchaser accurate and complete copies of all (i) workplace communications from Seller to employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19; (ii) any contingency plans for workplace cessation in light of COVID-19; and (iii) policies implemented in relation to COVID-19, and Seller has taken reasonable steps to adhere to such policies.
(g)No layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in compensation, benefits or hours, or other material workforce changes affecting employees of Seller or individual independent contractors of Seller has occurred within the past six (6) months or is currently contemplated, planned or announced, including, but not limited to, as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.
(h)Neither Seller nor its agents have made any statements to Seller employees that Purchaser or its Affiliate intends to make employment offers to some or all of them and neither Seller nor its agents will do so.
(i)Subject to section 8.04(g), Seller has complied in all material respects with the WARN Act and it has no plans to undertake any action that would trigger the WARN Act.
(j)Seller has no outstanding obligations, debts or liabilities (including, without limitation, accrued vacation or other benefits) owing to any Business Employees. Promptly after the Closing, in the ordinary course of business thereafter, Seller will have paid in full to all Business Employees, independent contractors or consultants all compensation, including wages, commissions, bonuses, fees and other compensation (including, but not limited to, payment for accrued but unused paid leave, except with respect to the Transferred Employees who have executed an authorization to transfer such amounts to Purchaser), due and payable for services performed on or prior to the Closing Date. Seller has not made any promises, oral or written, to increase the salaries or benefits of any of the Business Employees.
Section 3.18    Employee Benefit Plans.
(a)Section 3.18(a) of the Seller Disclosure Schedule contains a true and complete list of each Seller Employee Plan.
(b)Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter issued by the Internal Revenue Service with respect to a “master and prototype” plan or “volume submitter plan,” and, to the Knowledge of Seller, nothing has occurred that would adversely affect the qualified status of such Employee Plan.
(c)With respect to the Employee Plans, all contributions or premium payments which are due have been made or properly accrued.

(d)Seller has made available to the Purchaser true and complete copies of, to the extent applicable and available: (i) the most recent determination letter or opinion letter, if applicable, received from the Internal Revenue Service regarding the Employee Plans; (ii) the latest financial statements for the Employee Plans; (iii) each Employee Plan, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description thereof; (iv) the most recently filed annual reports (Form 5500 and all schedules thereto); (v) the most recent summary plan description, and all summaries of modifications; (vi) all current trust agreements and insurance Contracts relating to the funding or payment of benefits under any Employee Plan; and (vii) copies of all notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authority relating to the Employee Plan.
(e)Except as listed on Section 3.18(e) of the Seller Disclosure Schedule, neither Seller, nor any entity (whether or not incorporated) treated as a single employer with Seller under Section 414 of the Code or Section 4001 of ERISA at any relevant time (each, an “ERISA Affiliate”), currently maintains and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in, and has no Liability with respect to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or any plan, program or arrangement subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code and none of the assets of the Seller is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as listed on Section 3.18(e) of the Seller Disclosure Schedule, neither Seller, nor any ERISA Affiliate participates currently, and has never participated in, and is not required currently to contribute to and has never been required to contribute to and has no Liability with respect to, any Employee Plan which is subject to the provisions of Title IV of ERISA or to any “multi-employer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, or “multiple employer plan” within the meaning of Section 413(c) of the Code. Except as listed on Section 3.18(e) of the Seller Disclosure Schedule, Seller has not incurred any Liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal Liability) with respect to any Employee Plan.
(f)Seller and each ERISA Affiliate are in material compliance with the provisions of ERISA, the Code and other laws applicable to the Employee Plans. Each Employee Plan (and each related trust, insurance Contract, or fund) has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable requirements of ERISA, the Code, and other Laws applicable to the Employee Plans (including the Patient Protection and Affordable Care Act).
(g)All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Employee Plan.
(h)There have been no prohibited transactions (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Plan. During the past six (6) years, there has been no Action or investigation with respect to the administration or the investments of the assets of any Employee Plan (other than routine claims for benefits), nor, to the Knowledge of Seller, is there any reasonable basis for any such examination or audit; nor is any such Action or investigation pending or, to the Knowledge of Seller, threatened, and no facts exist, or have existed or could reasonably be expected to arise, that would give rise to any such Action or investigation.

(i)No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage under COBRA or mandated by applicable state Law or (B) death or retirement benefits under an Employee Plan qualified under Section 401(a) of the Code. Neither Seller nor any ERISA Affiliate has any Liability or obligation (whether through a written or oral representation or otherwise) to provide any such benefits to any current or former employee (or dependents thereof) of Seller.
(j)Seller has taken no material action in connection with events and/or circumstances related to COVID-19 with respect to any Employee Plan that is not in the ordinary course of business.
Section 3.19    Insurance. Section 3.19 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies in effect as of the date of this Agreement that insure the Business or Purchased Assets, or the ownership or operation thereof (collectively, the “Insurance Policies”). As of the date hereof, there is no material claim related to the Business, Purchased Assets or Assumed Liabilities pending under the Insurance Policies or incidents that, to the Knowledge of Seller, could give rise to any such claims. During the past three (3) years, none of Seller or any of its Affiliates has made any claim under any Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurers. Neither Seller nor any of its Affiliates have received written notice of cancellation or non-renewal of any Insurance Policy.
Section 3.20    Environmental Matters.
(a)Except as set forth on Section 3.20 of the Seller Disclosure Schedule:
(i)Compliance with Environmental Laws. Seller is, and at all times has been, in material compliance with, and, to the Knowledge of Seller, has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor, to the Knowledge of Seller, any other Person for whose conduct Seller may be held responsible have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received from any Governmental Authority or private citizen acting in the public interest, or the current or prior owner or operator of any of the Real Property, any actual or threatened order, notice, or other communication of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Damages with respect to (A) any of the Real Property or any other properties or assets (whether real, personal, or mixed) in which Seller has an interest, or (B) any property or Real Property at, to, or from which Hazardous Substances were generated, manufactured, refined, transported, transferred, exported, imported, treated, handled, used, processed, stored, disposed of, recycled, or received by Seller or any other Person for whose conduct it is or may be held responsible. Seller possesses all Permits required under all Environmental Laws and, except as set forth on Section 3.05 of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (x) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (y) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal;
(ii)No Environmental Claims. There are no pending or, to the Knowledge of Seller, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental Damages or arising under any Environmental Law, with respect to or affecting the Business or any of the Real Property or any other properties or assets (whether real, personal, or mixed) in which Seller has or has had an interest;

(iii)No Citations Received. No Seller Party has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Substances or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Damages with respect to (A) any of the Real Property or any other properties or assets (whether real, personal, or mixed) in which Seller has an interest, or (B) any property or facility at, to, or from which Hazardous Substances generated, manufactured, refined, transported, transferred, exported, imported, treated, handled, used, processed, stored, disposed of, recycled, or received by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, transferred, exported, imported, treated, handled, used, processed, stored, disposed of, recycled, or received;
(iv)No Environmental Liabilities. There has been no Release or threat of Release by Seller or any other Person for whose conduct it is or may be held responsible of any Hazardous Substances in breach or violation of any Environmental Law (A) at or from the Real Property; (B) at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Real Property, or from or by any other properties or assets (whether real, personal, or mixed) in which Seller has or has had an interest; or (C) any geologically or hydrologically adjoining property;
(v)Reports Delivered. The Seller Parties have delivered to Purchaser true, correct and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by, or on behalf of, Seller (A) pertaining to Hazardous Substances in, on, or stored or used at the Real Property, or (B) concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible under or with respect to any Environmental Law, including but not limited to any prior Phase I or Phase II assessments and hazardous assessments conducted, and any recommendations for corrective actions related to conditions observed have been addressed; and
(vi)Silica Products. Without limiting the foregoing, in connection with Seller’s (or any other Person for whose conduct Seller is or may be held responsible for) design, assembly, fabrication, production, construction, manufacturing, sale, shipping for sale, distribution or otherwise preparation, handling or installation of product used for or in connection with sandblasting or other activities involving respirable crystalline silica (“Silica Products”), Seller (or any other Person for whose conduct Seller is or may be held responsible for) in the past seven (7) years has not, (A) entered into any agreement to indemnify, defend, or hold harmless any other Person for liabilities allegedly arising from or in any way relating to Silica Products; or (B) received any notice of a claim, threatened claim or demand asserting that any Seller Party or any other Person for whose conduct any Seller Party may be held responsible may be liable for any damages or penalties arising from injuries or violations of Environmental Law(s) related to or arising out of Silica Products.

Section 3.21    Permits and Regulatory Matters. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, Seller has each Permit required for the ownership, maintenance, occupancy, management and operation of the Business and the Purchased Assets (the “Material Permits”). True and complete copies of all Material Permits will be made available to Purchaser prior to the Closing Date. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Seller has not received any written notice of non-compliance, and to the Knowledge of Seller, Seller is in material compliance with all Material Permits held by it.
Section 3.22    Affiliate Transactions. Except as is set forth on Section 3.22 of the Seller Disclosure Schedule, there are no Contracts or other arrangements between Seller, on the one hand, and one or more of Seller’s Affiliates or its or their other Related Persons, on the other hand, other than usual compensation to officers, directors and employees paid in the ordinary course of business, consistent with past practice, and none of Seller or any Affiliate of Seller or any of its or their Affiliates or any of its or their Related Persons provides, or causes to be provided, or holds any Assets, services or facilities not included as a Purchased Asset that are necessary to conduct the Business.
Section 3.23    Condition of and Title to Assets. Except (a) as set forth on Section 3.23 of the Seller Disclosure Schedule, or (b) as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Purchased Assets or the Business as currently owned or operated by Seller, the Purchased Assets to be conveyed to Purchaser at the Closing (i) are in reasonably good working order and condition, ordinary wear and tear (including, but not limited to, any older equipment retained as a “back-up”) excepted; (ii) have been maintained in accordance with Good Industry Practice and all warranties and insurance policies applicable to the Business; and (iii) constitute all of the property and assets used or held for use for the ownership or operation of the Purchased Assets and Business and necessary to own and operate the Purchased Assets and Business as currently owned and operated by Seller or its applicable Affiliates, free and clear of all Liens, other than Permitted Liens.
Section 3.24    Loan Receivables. Except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar state or federal debt relief laws in effect from time to time and to general principles of equity, to the Knowledge of Seller, each Loan Receivable is fully secured and each underlying Contract for each Loan Receivable (i) is as of the date hereof and will be as of the Closing in full force and effect and does as of the date hereof and will as of the Closing constitute a legal, valid and binding obligation, enforceable in accordance with its terms, of Seller and the other parties thereto; (ii) none of Seller or any other party thereto, is in breach, violation or default (and no event, condition or omission exists or has occurred that after notice or the lapse of time or both) thereof in any material respect; (iii) Seller is not aware of any unresolved material breach of or material default thereunder; and (iv) no event, condition or omission exists or has occurred which, individually or in the aggregate, would reasonably be expected to result in a material breach of or a material default under any such Contract.

Section 3.25    Product Liability; Product Warranties. Except as disclosed on Section 3.25 of the Seller Disclosure Schedule, the products sold or manufactured by Seller have complied with and are in compliance with, in all material respects, all applicable (a) Laws and (b) express or implied warranties. Except as set forth on Section 3.25 of the Seller Disclosure Schedule, since January 1, 2020, Seller has not initiated or otherwise participated in any product recall or withdrawal with respect to any product produced, manufactured, marketed, distributed or sold in connection with the Business, whether voluntary or required by Law. To the Knowledge of Seller, there are not, and there have not been, any defects or deficiencies in any of Seller’s products or services (including in the Inventory) that could reasonably be expected to give rise to or serve as a basis for any product recall or withdrawal by Seller. The forms of Seller’s product warranties are attached to Section 3.25 of the Seller Disclosure Schedule.
Section 3.26    Inventories. Except as is set forth on Section 3.26 of the Seller Disclosure Schedule, Seller is not in possession of any Inventory not owned by Seller. To the Knowledge of Seller, (i) all of the raw materials or parts or components for assembly or incorporation included in Inventories have been valued at the lower of cost or market value and (ii) Inventories now on hand that were purchased after the Most Recent Balance Sheet Date were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. Work in process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.
Section 3.27    COVID-19 Matters; No PPP Loans.
(a)Seller has not received any PPP Loans or other funding under the CARES Act.
(b)Except as may be required or permitted by applicable Laws, no Seller is collecting, or has collected, any health data (e.g., temperature readings, symptom information, etc.) from employees or visitors in connection with COVID-19. Except as may be required or permitted by applicable Laws, no Seller has implemented any other measures in response to COVID-19 that involve creating, collecting, tracking, maintaining or analyzing any data relating to employees or visitors.
(c)Seller has complied with the paid sick leave and emergency family leave requirements of the Families First Coronavirus Response Act (“FFCRA”) in all material respects, and to the extent Seller has received any corresponding tax credit under the FFCRA for providing such paid leave, it has done so in material compliance with the FFCRA.
(d)Seller has not utilized the “Employee Retention Tax Credit” under the CARES Act to either offset Tax deposits or receive an advance Tax refund. Seller has not deferred paying the employer or employee portion of social security tax for any payroll period as a result of COVID-19.
(e)Seller has complied in all material respects with all applicable guidelines or directives related to the conduct of their businesses with respect to COVID-19 promulgated by the Occupational Safety and Health Administration, the Centers for Disease Control and Prevention, or any state and local Governmental Authority.
(f)Except as set forth in Section 3.27(f) of the Seller Disclosure Schedule, Seller has not made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 3.28    Brokers. Except as set forth on Section 3.28 of the Seller Disclosure Schedule, the fees and expenses of which will be paid by Seller, no broker, finder or agent acting on behalf of Seller or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Purchaser or its Affiliates.
Section 3.29    Disclosure. No representation or warranty made by any Seller Party in this Agreement, Disclosure Schedule, Annex, Exhibit, or in any other Transaction Document or certificate or other instrument furnished to Purchaser under or in connection with this Agreement, contains any materially untrue statement of fact or omits to state a fact necessary in order to make the statements herein or therein not materially misleading in light of the circumstances in which they are made.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS
Section 4.01    Authority. Each Equityholder has the necessary power and authority, as applicable, to execute and deliver this Agreement and the Transaction Documents, to perform his, her or its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All individual, limited liability company or limited partnership acts or proceedings required to be taken by each Equityholder to authorize the execution and delivery of this Agreement and the performance of the Equityholder’s obligations hereunder have been duly and validly authorized by all necessary action on part of such Equityholder.
Section 4.02    Enforceability. This Agreement has been duly authorized, executed and delivered by each Equityholder and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid and binding obligation of each Equityholder, enforceable against him, her or it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar state or federal debt relief laws in effect from time to time and to general principles of equity. Each Equityholder shall have duly authorized, executed and delivered (or shall have caused the authorization, execution and/or delivery of) each of the Transaction Documents to which he, she or it is a party at or prior to the Closing and, assuming the due and valid authorization, execution and delivery of each such Transaction Document by the other parties thereto, each such Transaction Document of such Equityholder shall constitute the legal, valid and binding obligation of such Equityholder, enforceable against him, her or it in accordance with such Transaction Document’s terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar state or federal debt relief laws in effect from time to time and to general principles of equity.
Section 4.03    Equity Ownership. Each Equityholder is the legal and beneficial owner of, and has good, marketable title to, the number of shares of Commodore set forth opposite his, her or its name on Section 4.03 of the Seller Disclosure Schedule. Except as set forth on Section 4.03 of the Seller Disclosure Schedule, each Equityholder’s shares are free and clear of all Liens.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the disclosure schedule delivered by Purchaser to Seller concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Seller as follows:
Section 5.01    Organization. Purchaser is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is qualified to do business and is in good standing in the states that the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to Purchaser’s ability to perform its obligations hereunder or under other agreements and instruments to be executed and delivered by Purchaser in connection with this Agreement and the Transaction Documents. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents, including to purchase the Purchased Assets and assume the Assumed Liabilities pursuant hereto.
Section 5.02    Authority. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all required action on the part of Purchaser. This Agreement and each of the Transaction Documents has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar state or federal debt relief laws in effect from time to time and to general principles of equity.
Section 5.03    No Conflicts. Except as described on Section 5.03 of the Purchaser Disclosure Schedule, and assuming all filings, notices, consents, approvals, authorizations, and other actions described in Section 5.03 of the Purchaser Disclosure Schedule have been obtained, the execution and delivery by Purchaser of, and the performance of its obligations under, this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any Governance Document of Purchaser; (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or (c) (i) conflict with or result in a material violation or material breach of; (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under; or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any material Contract, Permit or Governmental Approval to which Purchaser is a party or by which any of its assets and properties is bound.
Section 5.04    Governmental Approvals. Except as set forth in Section 5.04 of the Purchaser Disclosure Schedule, no Governmental Approval on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 5.05    Legal Actions or Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its assets or properties that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the purchase of the Purchased Assets or the assumption of the Assumed Liabilities by Purchaser under this Agreement or the performance by Purchaser of its obligations under this Agreement or the Transaction Documents.
Section 5.06    Brokers. Except as set forth on Section 5.06 of the Purchaser Disclosure Schedule, no broker, finder or agent acting on behalf of Purchaser or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Seller or their Affiliates.
ARTICLE VI.
COVENANTS RELATING TO SELLER PARTIES
The Parties agree for the benefit of Purchaser, except to the extent Purchaser may otherwise consent in writing (other than with respect to obligations of Purchaser), as follows:
Section 6.01    Investigation by Purchaser. From the date of this Agreement until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Seller Parties shall, and shall cause their respective Affiliates to, provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, consultants, contractors, agents and accountants of Seller and their Affiliates and their respective assets, properties, books and records, in each case, to the extent related to the Purchased Assets, Assumed Liabilities or Business, but only to the extent that such access does not unreasonably interfere with the business and operations of Seller and their Affiliates. Notwithstanding the foregoing, Seller shall not be required to, and shall not be required to cause its Affiliates to, furnish any such information where the furnishing of such information would (a) violate any Law, Order, Permit or Governmental Approval applicable to Seller or any of their Affiliates, assets and properties, including the Business; (b) result in the loss of attorney-client privilege with respect to such information; (c) result in a breach of a Contract to which Seller or any of their Affiliates is a party; or (d) result in the disclosure of any trade secret, proprietary or confidential information of third parties (including any bids received from others in connection with the transactions contemplated by this Agreement and the information and analysis (including financial analysis) relating to such bids); provided that if any material is withheld by Seller pursuant to this sentence, Seller shall inform Purchaser as to the general nature of what is being withheld, and Seller shall cooperate with Purchaser to find a way to allow disclosure of such information to the extent doing so would not reasonably be likely to violate any such applicable Law, Order, Permit or Governmental Approval or result in the loss of a privilege, a breach or a disclosure, as applicable, under clauses (a) through (d) of this sentence. Seller shall have the right to have a representative present at all times during any such inspection, interview or examination by Purchaser and/or its Representatives conducted at or on the offices or other facilities or properties of Seller and to impose reasonable restrictions and requirements for liability and safety purposes. For the avoidance of any doubt, Seller shall not be required to, and shall not be required to cause its Affiliates to, furnish any information relating to any bids received from other Persons in connection with the transactions contemplated by this Agreement. Purchaser may conduct an environmental assessment of the Real Property which may include sampling, including subsurface sampling, and Seller will provide information requested by Purchaser, if available, and access for the same.

Section 6.02    Conduct of Business. From the date of this Agreement until the Closing, Seller and their applicable Affiliates shall conduct the Business and operate the Purchased Assets in the ordinary course consistent with past practice.
Section 6.03    Certain Restrictions. From the date of this Agreement until the Closing, each Seller (with respect to itself solely) shall and shall cause its applicable Affiliates to refrain from taking any of the following actions in respect of the Business, the Purchased Assets and the Assumed Liabilities, except (a) with respect to those matters set forth on Section 6.03 of the Seller Disclosure Schedule; (b) as expressly required by this Agreement; (c) with Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); (d) as required by Law or the terms of any Permit; or (e) transactions in the ordinary course of business which are consistent with past business practices, but only with respect to transactions occurring after October 3, if the Closing does not occur on or before October 3:
(i)failing to maintain the Records in accordance with past custom and practice;
(ii)incurring any Liens or permitting any Liens to be imposed on any Purchased Assets and properties (other than Permitted Liens);
(iii)acquiring any assets or properties or disposing of any assets or properties of Seller, in either case, solely to the extent that such assets or properties constitute (or would constitute at the Closing) Purchased Assets and except for acquisitions in the ordinary course of business;
(iv)entering into, amending, modifying or terminating (partially or completely and other than pursuant to the expiration of the term thereof) in any material respect outside of the ordinary course of business any Material Contract (or any Contract that, if in existence on the date of this Agreement would have been required to be disclosed on Section 3.15(a) of the Seller Disclosure Schedule), other than, in each case, the entering into, amendment, modification or termination (whether partial or complete) of any hedging arrangements;
(v)incurring Indebtedness, except (A) as would not constitute an Assumed Liability or (B) as is repaid or discharged by Seller or its Affiliates at or prior to Closing;
(vi) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $1,000,000; provided, however, that such an expenditure or commitment shall be permissible if determined, in Seller’s reasonable discretion, to be necessary to prevent detriment to the Business.
(vii)canceling, compromising, settling, assigning or transferring any dispute or claim that would reasonably be expected to result in a non-current liability exceeding $500,000 becoming due from Purchaser after the Closing or restrictions or limitations that materially and adversely affect Purchaser’s ability to conduct the Business after the Closing;
(viii)except as may be required to meet the requirements of applicable Law or GAAP, changing any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the Business;
(ix)failing to maintain insurance coverage substantially equivalent to the insurance coverage currently maintained with respect to the Purchased Assets;

(x)amending any Material Permit, or agreeing to a stipulation or settlement with a Governmental Authority relating to any Material Permit, other than routine renewals that do not impose additional material limitations on the Business;
(xi)entering into, amending or modifying any Support Obligation in a manner that would result in the aggregate outstanding amount of Support Obligations maintained for the benefit of the Business as of the Closing being increased by more than $5,000,000 as compared to the aggregate outstanding amount of Support Obligations maintained for the benefit of the Business with respect to the Purchased Assets as of the date of this Agreement, which aggregate outstanding amount is reflected on Section 6.08 of the Seller Disclosure Schedule;
(xii)other than changes to wages occurring in the ordinary course of business or as required by applicable Law, Contract or an existing Seller Employee Plan: (A) increasing or accelerating the payment of the wages, salaries, compensation, pension or other benefits payable by Seller or any of its Affiliates to any Business Employee, other than (i) for changes to Seller Employee Plans sponsored or maintained by Seller or its Affiliates and that apply to substantially all similarly situated employees of Seller and its Affiliates who are not Business Employees and (ii) for the avoidance of doubt, for reasonable annual bonuses paid to employees consistent with past practices; (B) entering into or amending any employment, severance, change in control, retention or similar agreement with any Business Employee, other than as required by this Agreement; (C) except in the ordinary course of business, terminating (other than for cause) the employment of or promoting or materially changing the job function of any Business Employee; (D) except in the ordinary course of business, hiring any additional Business Employees, but excluding transfers of currently employed Business Employees among the Seller and their Affiliates as reasonably necessary to facilitate consummation of the transactions contemplated by this Agreement; or (E) other than in accordance with Section 8.04(b), entering into, amending or modifying any collective bargaining agreement covering Business Employees;
(xiii)allowing the Business to engage in any material new line of business, or making any material change in the conduct of the Business, including, without limitation, failing to maintain levels of display model Inventory consistent with past practice at Seller’s sales centers located in Marion, Indiana and Parkville, New York;
(xiv)selling, transferring, conveying or otherwise disposing of any Purchased Assets other than dispositions of obsolete Tangible Personal Property or in the ordinary course of business;
(xv)deferring any scheduled major maintenance on any Purchased Asset;
(xvi)purchasing any equity securities of any Person that would become Purchased Assets;
(xvii)changing or modifying any material credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or any material failure to pay or delay payment of payables or other liabilities;

(xviii)making or changing any material election with respect to Taxes, filing any material Tax Return that is inconsistent with the past practices of Seller with respect to the Business and the Purchased Assets, entering into any closing or similar agreement with respect to Taxes, surrendering any right to a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or failing to pay any material Taxes as such Taxes become due and payable, in each case, to the extent such action would reasonably be expected to have any adverse effect on any Purchased Asset or Assumed Liability of Purchaser or its Affiliates; or
(xix)agreeing or committing to do or engage in any of the foregoing.
Section 6.04    Governmental Approvals; Third Party Consents.
(a)From the date of this Agreement until the Closing, Seller shall use commercially reasonable efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities and any other Person necessary to permit Seller to perform their obligations under this Agreement, including those set forth on Section 3.04 and Section 3.05 of the Seller Disclosure Schedule, and to consummate the transactions contemplated hereby.
(b)Seller (on behalf of Seller) shall promptly notify Purchaser of any oral or written communication Seller receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit Purchaser to review in advance any communication proposed to be made by Seller to any Governmental Authority and provide Purchaser with copies of all material correspondence, filings or other communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental Authority or members of their staff, on the other hand.
Section 6.05    Governmental Filings. Seller will use commercially reasonable efforts to make the filings required of Seller under the HSR Act within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement of the Parties), and thereafter shall use commercially reasonable efforts to promptly comply with, or cause to be complied with, any request for additional information received by Seller or their Affiliates or Representatives from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act. Seller shall reasonably cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act. Seller shall request, and shall cooperate with Purchaser in requesting, early termination of any applicable waiting period under the HSR Act.
Section 6.06    Noncompetition; Nonsolicitation; and Nondisparagement.
(a)The Seller Parties hereby acknowledge and agree that the covenants and agreements set forth in this Section 6.06 are a material inducement to the Purchaser to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement, and that the Purchaser would incur a significant loss of the goodwill being purchased as part of the transactions contemplated by this Agreement if any Seller Party or its Affiliates were to breach any of the provisions of this Section 6.06 applicable to them. Therefore, in order to facilitate the consummation of the transactions contemplated by this Agreement, it is agreed that:

(i)for a period of five (5) years from and after the Closing, each Seller Party shall not, and will cause its Affiliates not to, directly or indirectly, engage in or compete with all or any portion of the Business as conducted as of the Closing Date, in the United States of America; provided, however, that the passive ownership of less than 3% of the outstanding stock of any publicly-traded corporation or other entity will not be deemed, solely by reason thereof, a violation of this Section 6.06; provided, further, notwithstanding any other provision of this Agreement to the contrary, the Seller Parties shall be permitted to engage in real estate design, development (including, but not limited to, those utilizing manufactured or modular housing as part of the real estate development), construction and sale activities, including the purchase and sale of manufactured or modular homes within a Seller Party owned or managed manufactured or modular home community and lending thereto (other than (A) lending that is competitive with the Business that involves any new extensions of credit after the date of this Agreement, (B) floor plan lending, or (C) lending that is competitive with the Business, unless such Seller Party obtains Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion)).
(ii)for a period of five (5) years from and after the Closing, each Seller Party shall not, and will cause its Affiliates not to, directly or indirectly (A) solicit, recruit, offer employment, employ, engage as an independent contractor, lure or entice away any Person, other than Erin Price and Nancy Warrick, who is or was an employee or independent contractor of Seller at any time during the twelve (12) month period preceding the Closing Date, or encourage any such Person to terminate or diminish his, her or its relationship with Seller or with the Purchaser, or (B) without Purchaser’s prior written consent, solicit, encourage, initiate or participate in discussions or negotiations with any Person, other than the Joint Ventures, who is or was a client, customer, vendor, supplier or other business partner, or a prospective client, customer, vendor, supplier or other business partner, of Seller at any time during the twelve (12) month period preceding the Closing Date, with respect to the termination or other alteration of his, her or its relationship with Seller;
(iii)each Seller Party shall not, and will use commercially reasonable efforts to cause its Affiliates not to, make any disparaging statement, either orally or in writing, regarding the Purchaser, Seller or the business, products, or services thereof, or any of the Purchaser’s Affiliates; and
(iv)each Seller Party shall not, and will use commercially reasonable effort to cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Purchaser, disclose or use, any confidential or proprietary information of Seller; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information that (A) is or becomes generally available to, or known by, the public, other than as a result of disclosure in violation hereof; (B) is or becomes available to any Seller Party or its Affiliate on a non-confidential basis from a source other than a Seller Party or any of its Representatives, provided that such source is not known by such Seller Party or such Affiliate, as the case may be, to be bound by a contractual, legal or fiduciary obligation of confidentiality to Seller with respect to such information; (C) has been or is subsequently independently conceived or developed by a Seller Party or its Affiliate without use of or reference to any confidential or proprietary information of Seller; or (D) is required to be disclosed pursuant to any applicable law or order of a Governmental Authority.

(b)If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.06 is invalid or unenforceable, the Parties agree that such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The provisions of this Section 6.06 are in addition to, and not in limitation of, any other similar provisions to which any Seller Party is bound. Each Seller Party agrees that, were such Seller Party or its Affiliates to breach any of the provisions of this Section 6.06, the damage to the Purchaser and its Affiliates would be irreparable. Each Seller Party therefore agrees that, in addition and not in the alternative to its rights under this Agreement and any other remedies available to it, the Purchaser shall be entitled to obtain preliminary and permanent injunctive relief restraining any actual or threatened breach of this Section 6.06.
Section 6.07    Books and Records. Seller shall deliver to Purchaser, as soon as practicable, at or promptly following the Closing, the Records of Seller and their Affiliates related to the Business to the extent not located at the Business site, provided that Seller shall not be required to, and shall not be required to cause its Affiliates to, furnish any information relating to any bids received from other Persons in connection with the transactions contemplated by this Agreement.
Section 6.08    Replacement of Security. Purchaser shall use all commercially reasonable efforts to replace, not later than thirty (30) days after the Closing Date, all of the Support Obligations set forth on Section 6.08 of the Seller Disclosure Schedule, with new letters of credit, guarantees, or other security for post-Closing Date business operations of the Business. If Purchaser is unable to replace any Support Obligations; (a) Seller and their Affiliates shall maintain in effect and will not amend or terminate any such Support Obligation, and (b) Purchaser agrees to and shall reimburse Seller or such applicable Affiliates for all amounts paid and expenses incurred by Seller or such applicable Affiliates from and after the Closing Date under or in connection with any demand upon any of such Support Obligations related to post-Closing Date transactions and shall reimburse Seller or their applicable Affiliate upon demand for Seller’s or such Affiliates’ out-of-pocket costs for providing such corresponding Support Obligations, in each case with respect to clauses (a) and (b), for the period beginning on the Closing Date and continuing until Purchaser has replaced such Support Obligations so as to enable Seller or their applicable Affiliate to secure a release of such Support Obligation.
Section 6.09    No Dissolution of Seller. Commodore will not dissolve or liquidate before the third anniversary of the Closing Date. Commodore will promptly give notice to Purchaser at least 60 days before commencing any dissolution or liquidation Actions or Proceedings for Commodore only if prior to the third (3rd) anniversary of the Closing Date.

Section 6.10    Release. Effective as of the Closing, each Seller Party by executing this Agreement, for themselves and on behalf of their respective Affiliates, and each of their and their Affiliates’ respective owners, officers, directors, employees, agents, Representatives, successors and permitted assigns (each, a “Seller Releasing Party”) hereby unconditionally and irrevocably and forever releases and discharges Purchaser and its Affiliates (including the Acquired Subsidiaries) and each of their respective successors and assigns, and any present or former directors (or equivalent), managers, officers, employees, agents, lenders, investors, partners, principals, shareholders, members, or equityholders of any of the foregoing Persons (each, a “Purchaser Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, Losses, expenses, proceedings, covenants, Liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Purchaser Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Acquired Subsidiaries); provided, however, that this release does not extend to claims relating to any breach or alleged breach of this Agreement or any of the provisions set forth herein or release or waive any rights to be indemnified, reimbursed and held harmless, in each case solely to the extent and subject to the limitations set forth in this Agreement. Each Seller Party and each Seller Releasing Party expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Parties understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. AT CLOSING, THIS WILL BE A FULL AND FINAL RELEASE, AND THE SELLER PARTIES EXPRESSLY WAIVE ANY AND ALL PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY ANY APPLICABLE LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES, OR PRINCIPLE OF COMMON LAW. For the avoidance of any doubt, if Closing fails to be consummated for any reason under this Agreement, then the Confidentiality Agreement shall continue to be effective and apply in accordance with the terms and conditions therein.
Section 6.11    Exclusivity. During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to, and in accordance with, Section 11.01, and except as required by applicable Law, neither Seller or its Affiliates or their Representatives shall, directly or indirectly; (a) solicit or initiate any Acquisition Proposal or (b) continue to initiate or engage in discussions or negotiations with, or disclose any non-public information about Seller to, any prospective purchaser (other than Purchaser or its Representatives) in connection with an Acquisition Proposal. In addition, Seller, its Affiliates and their Representatives shall cease and terminate all pending discussions with other potential bidders concerning an Acquisition Proposal. To the extent Seller, its Affiliates or any of their Representatives, directly or indirectly, receives any Acquisition Proposal, Seller will promptly notify Purchaser of the nature of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal and all material economic terms thereof.
Section 6.12    Catskill Valley Interests. If at any time prior to the Closing Date, Commodore redeems or otherwise acquires the one percent (1%) interest in Catskill Valley from Guy Jollie, such one percent (1%) interest shall constitute an Acquired Subsidiaries Interests for purposes of this Agreement.

ARTICLE VII.
COVENANTS RELATING TO PURCHASER
The Parties agree for the benefit of the Seller Parties, except to the extent the Seller Parties may otherwise consent in writing (other than with respect to obligations of any Seller Party), as follows:
Section 7.01    Governmental Approvals; Third Party Consents.
(a)From the date of this Agreement until the Closing, Purchaser shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities and any other Person necessary to permit Purchaser and its Affiliates to perform their obligations under this Agreement (including those set forth in Section 5.03 and Section 5.04 of the Purchaser Disclosure Schedule) and to consummate the transactions contemplated hereby.
(b)Purchaser shall promptly notify Seller of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit Seller to review in advance any communication proposed to be made by Purchaser to any Governmental Authority and provide Seller with copies of all material correspondence, filings or other communications between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, in each case to the extent related to the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser shall not be required to furnish any information to Seller to the extent such information does not relate to the Business, the Purchased Assets or the Assumed Liabilities, reveals Purchaser’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or is otherwise confidential or proprietary information of Purchaser or any of its Affiliates.
(c)Seller agrees to obtain the consent (the “Auditor Consent”) by the Seller’s independent certified public accountants, Crowe LLP, to the use and publication of the audited balance sheets of Seller as at September 26, 2020 and September 28, 2019, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended (including in each case the notes thereto together with the report thereon), in, with or included within all published financial statements of the Purchaser, including any audited financial statements prepared by Purchaser’s independent certified public accountants, any filings with the Securities and Exchange Commission or any filings with any other public agency or regulatory body. The Auditor Consent shall be in writing, in a form reasonably acceptable to Purchaser and Purchaser’s independent certified public accountants, and shall be delivered at any time after the date of this Agreement, but in any event not later than sixty (60) days after the Closing Date. Seller also agrees to provide and will cause its shareholders and/or members of management to provide any letter of representation reasonably requested by Crowe LLP as a condition to providing the Auditor Consent. At the Closing, if Seller cannot provide Purchaser with the Auditor Consent required under this Section 7.01(c), Purchaser shall deduct $400,000 from the amount otherwise payable pursuant to Section 2.02(a) and place it in an account with the Escrow Agent (the “Auditor Holdback Account”). Within five (5) business days after the Purchaser files the Auditor Consent with the Securities and Exchange Commission and pursuant to the terms of the Escrow Agreement, the Escrow Agent will close the Auditor Holdback Account and pay such sum to Seller. In the event that Seller fails to deliver the Auditor Consent within the time periods required under this subsection (c), the amount deposited in the Auditor Holdback Account will be paid by the Escrow Agent to Purchaser as liquidated damages. In addition, if the Purchaser’s actual cost for Purchaser’s independent certified public accountants to re-audit the required periods exceeds the amount deposited in the Auditor Holdback Account, any excess will be reimbursed to Purchaser from the Indemnity Escrow Amount.

Section 7.02    Governmental Filings. Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement), Purchaser shall take all actions reasonably necessary to make the filings required of Purchaser under the HSR Act and thereafter shall use reasonable best efforts to promptly comply with, or cause to be complied with, any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act. Purchaser shall reasonably cooperate with Seller in connection with Seller’s filing under the HSR Act.
Section 7.03    Insurance. Purchaser shall be solely responsible from and after the Closing for providing insurance for the Purchased Assets and the Business for events or occurrences occurring after the Closing. Purchaser acknowledges that all insurance arrangements maintained by Seller and their Affiliates for the benefit of the Purchased Assets and the Business shall be terminated as of the Closing and no further business interruption, property or liability shall be covered under any such insurance arrangements.
ARTICLE VIII.
ADDITIONAL COVENANTS
Section 8.01    Casualty.
(a)If any of the Purchased Assets are materially damaged or destroyed by casualty loss after the date of this Agreement and prior to the Closing (each such event, a “Casualty Loss”), Seller shall promptly notify Purchaser of such damage and deliver to Purchaser a copy of Seller’s applicable insurance policy and any third-party estimate of the cost to repair such Casualty Loss; provided, however, Purchaser, shall have the right to secure one or more independent estimates to repair such damage. Purchaser may, at its option, exercisable by written notice to Seller, either (i) terminate this Agreement, whereupon Section 11.02 shall apply, or (ii) continue under this Agreement, whereupon Seller shall pay any insurance deductible (or provide Purchaser a credit therefor) and assign to Purchaser its interest in and to any insurance claims, policies and proceeds thereof payable as a result of such damage or destruction, including, but not limited to, the right to recover any and all sums due and owing under both the Property Damage and Time Element coverages of such policies. In the event of a Casualty Loss, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate in full with Purchaser to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss, including providing any information sought by the insurer that remains in the control of Seller. For the avoidance of doubt, if Purchaser elects to terminate this Agreement as a result of a Casualty Loss, no Termination Fee shall be payable to either Seller or Purchaser.
(b)To assist Purchaser in its evaluation of any and all Casualty Losses (including Restoration Costs), Seller shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

Section 8.02    Condemnation.
(a)If any of the Purchased Assets are taken by condemnation or the power of eminent domain (each, a “Condemnation”) after the date of this Agreement and prior to the Closing, Purchaser shall, prior to the Closing, elect to (i) reduce the Closing Purchase Price by such Condemnation Value or (ii) require Seller to restore or replace the assets or properties relating to such Condemnation to a condition and value reasonably comparable to their prior condition and value, in each case by notice to the Seller Representative. If Purchaser elects to reduce the Closing Purchase Price pursuant to clause (i) above, such Condemnation shall not affect the Closing. If Purchaser elects to restore or replace the assets or properties pursuant to clause (ii) above, Seller will complete or cause to be completed, using commercially reasonable efforts, the replacement or restoration of the assets or property relating to such Condemnation in accordance with Good Industry Practice prior to the Closing. In the event of any Condemnation, Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under any applicable condemnation award in respect of any such Condemnation and shall cause any such condemnation award to be contributed or assigned to Purchaser.
(b)To assist Purchaser in its evaluation of any and all Condemnation (including Condemnation Value), Seller shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.
Section 8.03    Certain Tax Matters.
(a)In consideration for the Purchase Price and the Assumed Liabilities, on or before June 30, 2022, Purchaser shall prepare and deliver to Seller an allocation statement (the “Allocation”) allocating the Purchase Price (and the Assumed Liabilities to the extent properly taken into account under the Code) among the Purchased Assets (and further allocated, as determined necessary by the Purchaser, with respect to some or all of the assets of any entity of which equity interests of such entity are included in the Purchased Assets) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) as determined based upon an independent appraisal or valuation performed by a qualified expert reasonably agreeable to the Seller Representative. Purchaser shall (i) provide to Seller an estimate of the allocation statement on or before December 31, 2021; and (ii) permit the Seller Representative to review and provide comments on the Allocation and shall consult with the Seller Representative with respect to any such comments. However, the Allocation shall be final as reasonably determined by Purchaser based on the above. Purchaser and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation. Purchaser, Seller, and Acquired Subsidiaries shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation. The Allocation, as finally determined hereunder, shall be adjusted to reflect any adjustment to the Purchase Price provided under this Agreement. Neither Purchaser, Seller nor any Acquired Subsidiary shall take any Tax position inconsistent with such Allocation (as adjusted in accordance with this Section 8.03(a)) except as required, after using good faith efforts to support the Allocation in any applicable challenge by a Governmental Authority, to settle a dispute with a Governmental Authority with respect to the Allocation.

(b)All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt any gains or Income Taxes) (the “Transfer Taxes”) (if any such Transfer Taxes are incurred after accounting for applicable bankruptcy Law) incurred in connection with this transfer of the Purchased Assets from Seller to Purchaser (and excluding, for the avoidance of doubt, any Transfer Taxes associated with any pre-closing restructuring or other transfer of or with respect to the Purchased Assets occurring prior to the Closing, which Transfer Taxes shall constitute Transaction Expenses), shall be borne by the Party pursuant to local custom and if local custom is not clear, borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser shall file all Tax Returns and other documentation required to be filed by Purchaser with respect to any such Transfer Taxes, and, if required by applicable Law, Seller shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes. Moreover, the Parties will (and will cause their Affiliates to) cooperate to the extent reasonably requested by the other with respect to the preparation of applicable Tax Returns and the conduct of Tax-related Actions or Proceedings. No Transfer Taxes or Transaction Expenses shall be treated as current liabilities.
(c)For purposes of determining the Net Working Capital as of the Closing Date, the amount included in current assets or current liabilities with respect to Taxes for a Straddle Period shall equal, for property or similar Taxes, the amount allocable to the Pre-Closing Tax Period shall equal the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Pre-Closing Tax Period up to (but excluding) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and for other Taxes shall equal the amount of Taxes for the part of the Straddle Period ending on the day before the Closing Date (computed based on a “closing of the books,” assuming the year ended as of the end of such day).
(d)Purchaser shall prepare and file or cause to be prepared and filed, the Tax Returns of the Acquired Subsidiaries required to be filed after the Closing Date.
(e)Seller will prepare and file its own Tax Returns required to be filed after the Closing Date.

Section 8.04    Employee Matters.
(a)Section 8.04 of the Seller Disclosure Schedule lists each Business Employee with a current annual base compensation rate in excess of $100,000 per year as of the date hereof, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate or hourly rate and description of any increase in compensation after the Most Recent Balance Sheet Date; (v) commission, bonus or other incentive-based compensation to which such Business Employee is entitled; (vi) accrued paid time off (PTO); and (vii) a description of the fringe benefits provided to each such individual. Seller will promptly provide written notice and an updated Section 8.04 of the Seller Disclosure Schedule to Purchaser in the event of any changes thereto prior to the Closing Date, provided that any such changes shall be limited to the matters permitted under this Section 8.04(a) or Section 6.03(xii), voluntary terminations of employment of Business Employees and changes otherwise agreed to in writing by Purchaser. Prior to Closing, Purchaser shall advise Seller of the Business Employees to whom Purchaser or its Affiliate intends to make offers of employment (which group shall include all Business Employees who are in the bargaining unit covered by the CBAs, as that term is defined below, other than those Business Employees who Seller (in consultation with Purchaser), in coordination with the Unions (as defined below) to the extent necessary), identifies as being allocated to a manufacturing facility, and who will be removed from Section 8.04 of the Seller Disclosure Schedule prior to the Closing (the “Target Employees”), with such offers of employment to be effective as of the Closing Date, unless such Business Employee is on a leave of absence on the Closing Date, in which case, Seller shall, or shall cause their Affiliates to, retain the employment of such Business Employees until, and such employment offer will be effective as of when, the Business Employee is available to return to active employment if such availability to return occurs within six months following the Closing Date (or any later date to the extent such Target Employee has reinstatement, re-hire or similar rights under applicable Law on such later date). Each such Target Employee who accepts such offer of employment from and commences employment with Purchaser or its Affiliate is referred to herein as a “Transferred Employee.” Except as otherwise specifically provided in this Section 8.04, or as required by applicable Law, effective as of the Closing Date, the employment of the Transferred Employees with Seller shall terminate and the Transferred Employees shall cease all active participation in and accrual of benefits under any applicable Seller Employee Plan, except as required by either of the CBAs or by Section 8.08. Seller and their Affiliates shall bear any costs related to any claims made by any Business Employee for any severance payments, payment of earned and unused paid leave, wages, and benefits arising out of or in connection with Purchaser’s decision not to make offers of employment to any Business Employee in accordance with this Agreement.
(b)Effective as of the Closing, Purchaser will assume, and will be bound by, the terms and obligations of (i) the collective bargaining agreement dated February 17, 2021, between TCC Pennwest and the Pennwest Union (the “Pennwest CBA”) or (ii) the collective bargaining agreement dated May 1, 2018, by and among Commodore, TCC Clarion and the Commodore Union (the “Commodore CBA” and together with the Pennwest CBA, each a “CBA” and collectively, the “CBAs”) with respect to the Transferred Employees who were covered by either CBA while employed by Seller or any of its Affiliates (the “Transferred Union Employees”). The Parties will cooperate as necessary to facilitate the assumption of the CBAs by Purchaser. Purchaser agrees to recognize the Pennwest Union and the Commodore Union (each a “Union” and collectively, the “Unions”) as the representative of the Transferred Union Employees as of the Closing, and (unless a Union and Purchaser or its Affiliate otherwise agree) to recognize and honor the seniority of each Transferred Union Employee to the extent recognized by Seller or its Affiliate as of the Closing under the CBAs or any of their predecessor agreements.

(c)Notwithstanding any contrary provision of this Agreement, Seller shall be responsible and liable for providing, or continuing to provide, health care continuation coverage as required under COBRA with respect to any individual who experienced a COBRA “qualifying event” on or prior to the Closing Date under any Seller Employee Plan subject to COBRA.
(d)For purposes of payroll taxes with respect to Transferred Employees, Seller and Purchaser, and their respective Affiliates, shall use commercially reasonable efforts to treat the transaction contemplated by this Agreement as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2), and the Parties further agree to implement this treatment by utilizing Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.
(e)Seller’s management shall be made available to Purchaser to assist/consult with issues with customers, sellers, former employees and government agencies for three (3) years following Closing.
(f)This Section 8.04 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 8.04, express or implied, shall confer upon any Business Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 8.04, express or implied, shall be deemed to establish or amend any plan providing benefits to any Business Employee or as altering the at-will nature of any Transferred Employee’s employment.
(g)For a period of ninety (90) days after the Closing, Purchaser shall not take any action with respect to the Transferred Employees which would reasonably be expected to trigger any liability under the WARN Act, unless Purchaser gives Seller notice of its intentions to undertake such post-Closing actions, with such notice given within a reasonable time before the Closing such that Seller could reasonably take such actions as are necessary to comply with its resulting WARN Act obligations.
Section 8.05    Permit Sharing Agreement. If any permit necessary for the operation of the Business has not been issued prior to the Closing, the Parties shall enter into a permit sharing agreement reasonably acceptable to the Parties to allow Purchaser to continue to operate under the respective permits for the Business until new permits are issued to Purchaser or the respective manufacturing facility on the Acquired Owned Real Property.

Section 8.06    Consents.
(a)To the extent there are any consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Seller and Purchaser shall continue to use commercially reasonable efforts to obtain such consents following the Closing. Neither this Agreement nor the Bill of Sale nor any other Transaction Document shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of any Assumed Contract as to which such consents were required to be obtained but were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), and following the Closing, the Parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the consent relating to each Restricted Material Contract as promptly as practicable. Pending the obtaining of such consents relating to any Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereunder). Once a consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Purchaser, and Purchaser shall assume the obligations under such Restricted Material Contract assigned to Purchaser from and after the date of assignment to Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser).
(b)Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any interest in any asset, claim, right or benefit if such assignment or transfer (or attempt to make such an assignment or transfer) (i) is prohibited by Law or (ii) without the consent of a third party (including any Governmental Authority), would (A) constitute a material breach or other material contravention of the rights of such third party or (B) subject Purchaser, Seller or any of their respective Representatives to criminal liability and such consent is not obtained at or before the Closing (such assets, claims, rights or benefits being collectively referred to herein as the “Restricted Assets”). Any assignment or transfer of a Restricted Asset shall be made subject to applicable Law or such consent being obtained. If the assignment or transfer of any Restricted Asset is prohibited by Law or such consent is not obtained prior to the Closing; (x) each Party shall continue to use commercially reasonable efforts to obtain such consents or implement any actions required to complete the assignment or transfer of such Restricted Assets (including cooperating with each other in attempting to obtain any required consent with respect thereto) as soon as reasonably applicable to the extent the applicable Restricted Asset shall not have been assigned to Purchaser; (y) Seller shall, without further consideration, use commercially reasonable efforts to cooperate with Purchaser in good faith to enter into any alternative arrangements (but shall not be required to enter into any arrangement, including any license, sublease or operating agreement, with a term that extends beyond six (6) months following the Closing Date) reasonably acceptable to Purchaser and Seller intended to provide Purchaser with the benefit of any such Restricted Asset until such time as such consent has been obtained which results in Purchaser or its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset; and (z) upon the obtaining of any required consents, such Restricted Asset shall promptly be transferred and assigned to Purchaser hereunder at no additional cost to Purchaser and with such effect as if transferred as of the Closing; provided that, no Party or its Affiliates shall have any obligation to pay money to or make any concessions to obtain any such consent, except for bearing its own costs (including expenses of counsel).

Section 8.07    Conveyance of Owned Real Property. Purchaser and Seller shall establish separate escrows (each, a “Real Property Escrow” and collectively, the “Real Property Escrows”) for the sale and purchase of each parcel of Owned Real Property pursuant to this Agreement with the Title Insurer. The provisions of this Section 8.07 shall constitute escrow instructions to the Title Insurer, and a copy of these provisions (but not the entire Agreement) shall be deposited with the Title Insurer for such purpose. Each Real Property Escrow shall be deemed open on the date on which the provisions of this Section 8.07 shall have been delivered to the Title Insurer. The Closing of the sale and purchase of the Owned Real Property shall occur on the Closing Date. At the Closing, Seller shall transfer fee title to, and possession and control of, the Owned Real Property to Purchaser, or its specified designee(s), free and clear of all Liens, other than Permitted Liens. Prior to the Closing, Seller shall furnish to Purchaser, at Seller’s expense, for each parcel, tract or subdivided land lot of each parcel of owned Real Property:
(a)from the Title Insurer:
(i)title commitments (each a “Title Commitment”) issued by the Title Insurer to insure title to the respective parcel of Owned Real Property, in the amount as specified on Section 8.07(a) of the Seller Disclosure Schedule, naming Purchaser as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 2006 form owner’s policy of title insurance, containing the following endorsements (as appropriate and commercially available from the Title Insurer): (A) an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies; (B) an ALTA Zoning Endorsement 3.1 (or equivalent) with parking; (C) an endorsement insuring that the real property described in the title policy is the same real estate as shown on the corresponding Survey; (D) an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered vehicular access to such street from the real property; (E) owner’s comprehensive; (F) tax parcel ID; (G) subdivision; and (H) if the real property consists of more than one record parcel, a “contiguity” endorsement insuring that all of the records parcels are contiguous to one another; and
(ii)complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the “Recorded Documents”); and
(iii)zoning reports for each respective parcel of Owned Real Property, in a form reasonably satisfactory to Purchaser showing that such Owned Real Property complies with all applicable zoning laws, and in all events sufficient to allow the Title Insurer to provide the endorsement required in Section 8.07(a)(ii) above.
(b)a survey of each parcel of Owned Real Property made within one year prior to the date of this Agreement by a land surveyor licensed by the state in which such Owned Real Property is located and bearing a certificate, signed and sealed by the surveyor, certifying to Purchaser and the Title Insurer that:
(i)such survey was made (A) in accordance with “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by ALTA and NSPS for the applicable year in which the survey was made, and includes Items 1, 3, 4, 6(a), 7(a), 7(c), 8, 9, 11(a), 13, 16 and (x) 19 (if the survey is governed by the 2016 standards) or (y) 18 (if the survey is governed by the 2021 standards) of Table A thereof, and (B) pursuant to the Accuracy Standards (as adopted by ALTA and NSPS and in effect on the date of said certificate); and

(ii)such survey reflects the locations of all building lines, Easements and areas affected by any Recorded Documents affecting such parcel of Owned Real Property as disclosed in the respective Title Commitment (identified by issuer, commitment number, and an effective date within 15 days of the date hereof) as well as any encroachments onto each parcel of Owned Real Property or by the Improvements onto any Easement area or adjoining property (each a “Survey”); and
(c)Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Liens, but excluding Liens that will remain after Closing and those requirements that are to be met solely by Purchaser).
(d)If any of the following shall occur (collectively, a “Title Objection”):
(i)any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller have title to the insured estate covered by such Title Commitment;
(ii)any title exception is disclosed in Schedule B to any Title Commitment that is not a Permitted Lien or one that Seller specifies when delivering the Title Commitment to Purchaser as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Liens securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Purchaser reasonably believes could materially and adversely affect Purchaser’s use and enjoyment of the Owned Real Property described therein; or
(iii)any Survey discloses any matter that Purchaser reasonably believes could materially and adversely affect Purchaser’s use and enjoyment of the Owned Real Property described therein or the value thereof;
(iv)then Purchaser shall notify Seller in writing (“Purchaser’s Notice”) of such matters within ten (10) Business Days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the facility covered thereby.
(e)Seller shall use its commercially reasonable efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Insurer is willing to insure over on terms acceptable to Seller and Purchaser, is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Purchaser in the manner aforesaid shall be deemed to be acceptable to Purchaser.
(f)In the event Purchaser elects to close notwithstanding unresolved Title Objections, it shall be deemed to have accepted all such unresolved Title Objections.
(g)On or before the Closing Date, Seller shall deposit into the Real Property Escrow for delivery to Purchaser at the Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:

(i)an individual closing statement for each parcel of Owned Real Property, prepared by the Title Insurer and approved by the Parties (collectively, the “Real Property Closing Statements”);
(ii)the Deeds, in form and substance satisfactory to Purchaser (acting reasonably) for conveyance by Seller to Purchaser of such Owned Real Property;
(iii)to the extent reasonably necessary or required by the Title Insurer to effectuate the conveyance of the Owned Real Property to Purchaser, a Tax certificate with respect to each parcel of Owned Real Property obtained by the Title Insurer;
(iv)to the extent reasonably necessary or required by the Title Insurer to effectuate the conveyance of the Owned Real Property to Purchaser, change of ownership certificates for such Owned Real Property, as required by applicable Law;
(v)a non-foreign certification or affidavit from Seller, if and as required by applicable Law, in form and substance satisfactory to Purchaser;
(vi)a standardform Seller’s affidavit, and such other documents, if any, as may be required by the Title Insurer, on forms customarily used by the Title Insurer and reasonably acceptable to Seller, in order to delete the standard exceptions on the owner’s policy of title insurance; and
(vii)such other documents and instruments as may be necessary or appropriate for Seller to transfer and convey the Owned Real Property to Purchaser in accordance with the terms of this Agreement, or as required by applicable state law or the Title Insurer.
(h)on or before the Closing Date, Purchaser shall deposit into the Real Property Escrow for delivery to Seller, as appropriate, at Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:
(i)the Real Property Closing Statements;
(ii)an affidavit of value for each parcel of Owned Real Property to the extent, if any, required by applicable Laws; and
(iii)such other documents and instruments as may be necessary or appropriate for Seller to transfer and convey the Owned Real Property to Purchaser in accordance with the terms of this Agreement.
(i)All amounts payable to the Title Insurer in respect of the Title Commitments and Title Insurer acting as escrow agent under this Section 8.07, copies of exceptions and the title policy, including premiums (including premiums for endorsements) and search fees, shall be borne by the Party pursuant to local custom and if local custom is not clear, borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.
(j)At the Closing, the Title Insurer shall, and Seller shall cause the Title Insurer to, record or file, as applicable, the Deeds in the office of the county clerk or other applicable Governmental Authority for each parcel of Owned Real Property.

(k)Purchaser and Seller acknowledge that R-Anell Housing is a party to that certain option agreement dated March 31, 2021 (the “R-Anell Option Agreement”) granting to Gaston Land Company, LLC (“Gaston”) the option to purchase approximately 71 acres of property in Gaston County, North Carolina (the “Gaston County Property”). Seller represents that Gaston has not yet exercised the option set forth in the R-Anell Option Agreement. Should Gaston properly exercise said option in accordance with the terms of the R-Anell Option Agreement, and should the closing date for the sale of the Gaston County Property (the “Gaston Option Closing Date”) be after the Closing Date, then promptly after the Gaston Option Closing Date, Purchaser shall cause R-Anell Housing to deliver to Commodore the net proceeds received by R-Anell Housing in connection with the sale of the Gaston County Property, after deducting all expenses (including, without limitation, surveying or platting costs, transfer taxes, and title insurance premiums) incurred by R-Anell Housing in connection with the sale of the Gaston County Property.
Section 8.08    Multiemployer Pension Liability and Collective Bargaining Agreement Obligations. Seller and Purchaser intend to comply with the requirements of Section 4204 of ERISA so that the transaction contemplated by this Agreement shall not be deemed a complete or partial withdrawal with respect to the IAM National Pension Fund (the “Pension Fund”) for purposes of Section 4201 of ERISA. In this regard, the Parties acknowledge that the transaction reflected in this Agreement constitutes a bona fide, arm’s length sale of assets and Purchaser is unrelated to Seller within the meaning of Section 4204 of ERISA. This Section 8.08 shall be interpreted in accordance with Section 4204 of ERISA. For the avoidance of doubt, in no event shall Purchaser have any liability or obligation, or assume, or be deemed to have assumed any liability or obligation, under any other Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) that Seller currently, or has ever, maintained, contributed to, been required to contribute to, or had any liability with respect to. Accordingly, Seller and Purchaser agree:
(a)As of the Closing Date, Purchaser shall have an obligation to contribute to the Pension Fund with respect to the operation of the Business for substantially the same number of “contribution base units” for which Seller had an “obligation to contribute” (as those terms are defined in Sections 4001(a)(11) and 4212 of ERISA, respectively) to the Pension Fund immediately preceding the Closing Date pursuant to the CBAs. Purchaser shall execute all necessary documents to effectuate the foregoing, such as collective bargaining agreements and/or participation agreements that causes it to have an obligation to contribute to the Pension Fund with respect to the operation of the Business, and acknowledges that it has been provided a copy of the CBAs.
(b)For a period of five (5) consecutive “plan years” (as that term is defined by the Pension Fund) commencing with the first plan year beginning after the Closing Date, Purchaser shall provide to the Pension Fund either a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to the Pension Fund in an amount and manner meeting the requirements of Section 4204(a)(1)(B) of ERISA. The cost of any bond or the amount to be held in escrow shall be paid by Purchaser. Seller shall cooperate with Purchaser if it wishes to prepare and submit to the Pension Fund or the PBGC a request for a variance or exemption from the bond/escrow requirement of Section 4204(a)(1)(B) of ERISA. Unless and until such a variance or exemption is granted, Purchaser shall comply with the bond/escrow requirement, except to the extent provided in PBGC Regulation Section 2643.11(d). Purchaser will not be in default of this bond requirement until the Pension Fund shall send notice of the bond requirement to Purchaser.

(c)Purchaser agrees that if Purchaser withdraws from the Pension Fund with respect to the operation of the Business, in a complete or partial withdrawal, during the first five (5) plan years commencing with the first plan year beginning after the Closing Date, then Purchaser shall pay the Pension Fund any and all withdrawal liability on account of such withdrawal when due. Seller acknowledges that if Purchaser breaches this covenant by failing or refusing to pay any part of such withdrawal liability on account of such withdrawal when due, then Seller shall be secondarily liable to the Pension Fund for any withdrawal liability that Purchaser failed to pay, up to the amount of withdrawal liability Seller would have had to pay to the Pension Fund as a result of the transaction contemplated by the Agreement, but for Section 4204 of ERISA.
(d)Seller agrees that if all or substantially all of Seller’s assets are distributed, or if Seller is liquidated, before the end of the fifth complete plan year following the Closing, then: (i) Seller shall either (A) provide a bond, an amount in escrow, or such other security as may be permitted under Section 4204(a)(1)(B) of ERISA and the regulations thereunder, equal to the present value of the withdrawal liability that Seller would have had as a result of the sale of assets, but for Section 4204 of ERISA, or (B) timely secure a waiver of such requirement by the PBGC; and (ii) any such required bond, escrow or other security shall be paid to the Pension Fund if Seller becomes secondarily liable to the Pension Fund as described in the preceding subsection.
(e)Seller represents that with respect to the Pension Fund: (i) neither Seller nor any Affiliate, has received written notice from the Pension Fund, or otherwise become aware, that the Pension Fund has gone into reorganization under Section 4241 of ERISA, has become insolvent under Section 4245 of ERISA or intends to terminate under Section 4041A of ERISA; (ii) no Action or Proceeding has been instituted on behalf of the Pension Fund against Seller or any Affiliate to enforce Section 515 of ERISA; and (iii) all required contributions and other payments for all periods prior to or as of the Closing Date have been made by Seller to the Pension Fund on a timely basis.
Section 8.09    Change of Name. At the Closing, Seller shall execute any necessary documentation in order to amend the organizational documents with respect to Seller such that the Seller can effect a change in its name to a name not containing and not confusingly similar to any of the Transferred Intellectual Property.
Section 8.10    Further Assurances; Post-Closing Cooperation.
(a)Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall use its commercially reasonable efforts to execute, acknowledge and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(b)Following the Closing, Seller shall use commercially reasonable efforts to afford Purchaser, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data, documents or reports relating to the business or financial or operating condition of the Business, the Purchased Assets and/or the Assumed Liabilities in their possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, in each case solely to the extent that such access may reasonably be required by Purchaser in connection with (i) compliance with the requirements of any Governmental Authority or (ii) in connection with any actual or threatened Action or Proceeding. Further, Seller and Purchaser shall not, for a period extending seven (7) years after the Closing Date, or such longer period as such books, records and other data remain relevant to open Tax years or to any pending investigation by a Governmental Authority or any pending litigation if such investigation or litigation relates in any material respect to matters occurring prior to the Closing, destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer by notice to the other to surrender such books, records and other data to the other Party, to be held subject to appropriate confidentiality restrictions as applicable, and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made. Notwithstanding the foregoing, neither Purchaser nor Seller shall be required to furnish any such information where the furnishing of such information would (A) violate any Law, Order, Permit or Governmental Approval applicable to such Party or any of its Affiliates, assets and properties, including the Business; (B) result in the loss of attorney-client privilege with respect to such information; (C) result in a breach of a Contract to which such Party or any of its Affiliates is a party; (D) result in the disclosure of any trade secret or proprietary or confidential information of third parties (including, with respect to Seller, any bids received from others in connection with the transactions contemplated by this Agreement and the information and analysis (including financial analysis) relating to such bids); or (E) with respect to information furnished by Purchaser, require Purchaser to disclose information that does not relate to the Business, the Purchased Assets or the Assumed Liabilities, reveals Purchaser’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or is otherwise confidential or proprietary information of Purchaser or any of its Affiliates.
(c)Following the Closing; (i) if Purchaser or any of its Affiliates receive any payment from a third party that constitutes an Excluded Asset, Purchaser shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Seller of such receipt and transfer to Seller (or a designee of Seller) such Excluded Asset to an account designated in writing by Seller and (ii) if Seller or any of their Affiliates receives any Inventories or any payment that otherwise constitutes a Purchased Asset, Seller shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Purchaser of such receipt and send to Purchaser such Inventories to an address designated in writing by Purchaser or such payment to an account designated in writing by Purchaser, as applicable. In addition, to the extent that, from time to time after the Closing, Seller or their Affiliates and/or Purchaser or its Affiliates identify assets that are owned by Purchaser (or as of the Closing were used or held for use by Seller and their Affiliates exclusively for the ownership or operation of the Purchased Assets or the Business or the Assumed Liabilities) but that are in the possession of Seller or their Affiliates (including any payments from customers of Purchaser that are improperly sent to Seller or their Affiliates after the Closing), Seller will use commercially reasonable efforts to locate such items and take such action as is necessary to put Purchaser or one of its Affiliates in actual possession thereof.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS OF PURCHASER
The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
Section 9.01    Representations and Warranties.
(a)The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).
(b) The representations and warranties of each Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 9.02    Performance. Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.
Section 9.03    Officer’s Certificates. Seller shall have delivered to Purchaser an officer’s certificate, dated the Closing Date and executed on behalf of Seller, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied.
Section 9.04    Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
Section 9.05    Governmental Approvals. All Governmental Approvals set forth on Section 9.05 of the Purchaser Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or Sanctions affecting the Business or the Purchased Assets, taken as a whole, that would have, or be reasonably likely to have, a material and adverse effect on the condition (financial or otherwise) of the Business or the Purchased Assets, taken as a whole, or Purchaser, and each such Governmental Approval shall be a Final Order.
Section 9.06    Closing Deliveries. Seller shall have executed and delivered, or have caused to be executed and delivered, all of the certificates, instruments and other documents specified to be delivered by each of them hereunder.

Section 9.07    Termination of Certain Agreements. At or prior to the Closing, Seller shall have delivered to Purchaser evidence of termination of the agreements set forth on Section 9.07 of the Purchaser Disclosure Schedule without any further liability on the part of any party thereto.
ARTICLE X.
CONDITIONS TO OBLIGATIONS OF SELLER
The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by unanimous consent of Seller in their sole discretion):
Section 10.01    Representations and Warranties.
(a)The Purchaser representations and warranties set forth in Section 5.01 (Organization); Section 5.02 (Authority) and Section 5.06 (Brokers) shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).
(b)The representations and warranties of Purchaser contained in this Agreement (other than Section 5.01 (Organization); Section 5.02 (Authority) and Section 5.06 (Brokers)) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.
Section 10.02    Performance. Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing.
Section 10.03    Officer’s Certificates. Purchaser shall have delivered to Seller an officer’s certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied.
Section 10.04    Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
Section 10.05    Governmental Approvals. All Governmental Approvals set forth on Section 10.05 of the Seller Disclosure Schedule shall have been obtained, made or given, shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or Sanctions upon Seller, taken as a whole, that would have, or be reasonably likely to have a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or result of operations of Seller, taken as a whole, and each such Governmental Approval shall be a Final Order.

Section 10.06    Closing Deliveries. Purchaser shall have executed and delivered all of the certificates, instruments and other documents specified to be delivered by it hereunder.
ARTICLE XI.
TERMINATION
Section 11.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:
(a)By mutual written consent of Purchaser and the Seller Representative.
(b)By either Purchaser or the Seller Representative:
(i)if the Closing has not occurred on or before October 3, 2021; provided that the Closing may be extended by Purchaser in its sole discretion, by notice to the Seller Representative, to a date no later than December 10, 2021, if (A) one or more applicable Governmental Approvals have not been obtained by October 3, 2021, and (B) the lack of any such Governmental Approvals is the sole reason that the unwaived conditions set forth in ARTICLE IX and ARTICLE X to consummate the Closing are unfulfilled as of October 3, 2021 (such date, as extended in accordance with the foregoing proviso, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to a Party at any time that (x) such Party has violated, or is in breach of, any covenant, representation or warranty hereunder, and (y) such violation or breach has prevented satisfaction of any of the non-breaching Party’s conditions to Closing hereunder (and such condition(s) has not been waived by the non-breaching Party and, if capable of being cured, has not been cured by the breaching Party); or
(ii)if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a Final Order or enacted any Law or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or Law or other action is or shall have become final and non-appealable.
(c)By Purchaser if there has been a breach by any Seller Party of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of any Seller is or shall have become untrue, in either case such that the conditions set forth in Section 9.01 or Section 9.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice of such breach is given to the Seller Representative by Purchaser and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to Purchaser at any time that (A) Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, and (B) such violation or breach has prevented satisfaction of any of Seller Party’s conditions to Closing hereunder (and such condition(s) has not been waived by the Seller Representative and, if capable of being cured, has not been cured by Purchaser).

(d)By the Seller Representative if there has been a breach by Purchaser of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Purchaser is or shall have become untrue, in either case such that the conditions set forth in Section 10.01 or Section 10.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice of such breach is given to Purchaser by Seller and (ii) the Termination Date; provided, however, that breach of the Purchaser’s obligation to pay the Closing Purchase Price shall be subject to Section 11.01(e). The right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Seller at any time that (A) any Seller Party has violated, or is in breach of, any covenant, representation or warranty hereunder, and (B) such violation or breach has prevented satisfaction of any of Purchaser’s conditions to Closing hereunder (and such condition(s) has not been waived by Purchaser and, if capable of being cured, has not been cured by such Seller Party).
(e)By the Seller Representative if at the time of such termination (i) Purchaser has failed to consummate the transactions contemplated hereby on, or within three (3) Business Days of, the date that the Closing would have occurred, pursuant to and subject to the provisions of Section 2.05, if Purchaser had not failed to consummate the transactions contemplated hereby when required hereby; (ii) all of the conditions set forth in ARTICLE IX have been satisfied or irrevocably waived (other than those conditions that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing were to have occurred on such date); and (iii) the Seller Representative irrevocably confirmed by written notice to Purchaser on or prior to the date on which the Closing was required to occur pursuant to Section 2.05 that (A) the circumstances contemplated by clause (ii) of this sentence exist and (B) the Seller Parties are ready, willing and able to, and will, consummate the transactions contemplated hereby.
Section 11.02    Effect of Termination. Except as provided in this Section 11.02, if this Agreement is validly terminated pursuant to Section 11.01, then this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party or any other Person in respect of this Agreement other than for any willful material breach of this Agreement occurring prior to such termination and for willful misconduct or Fraud; provided that the agreements of the Parties in ARTICLE I, this Section 11.02, and ARTICLE XIII will continue to apply following any termination hereof.

Section 11.03    Termination Fee.
(a)If Purchaser (i) terminates this Agreement pursuant to and in accordance with Section 11.01(c), then Seller shall pay or cause to be paid to Purchaser an aggregate amount equal to the Termination Fee to an account and in such proportion designated by Purchaser at least two (2) Business Days prior to the date of payment, by wire transfer of immediately available funds within five (5) Business Days following the date such Termination Fee is due to Purchaser; or (ii) if the condition to Closing set forth in Section 2.05(a)(vii) to deliver the Option Agreement executed by Commodore, the Kenn-Schl JV Partner and the TCC Vanderbuilt JV Partner is not fully satisfied at Closing and Purchaser elects, at its sole discretion, to waive such condition set forth in Section 2.05(a)(vii) and consummate the transactions contemplated by this Agreement, then the Purchase Price shall be reduced by an amount equal to the Termination Fee; provided, if Commodore and only the Kenn-Schl JV Partner or the TCC Vanderbuilt JV Partner executes the Option Agreement, then the Purchase Price shall be reduced by an amount equal to one-half of the Termination Fee. Upon termination of this Agreement by Purchaser pursuant to and in accordance with Section 11.01(c), Purchaser’s right to receive the Termination Fee shall be the sole and exclusive remedy of Purchaser and its Affiliates against any Seller Party for any Losses suffered as a result of any breach of or failure to perform under this Agreement (including any inaccuracy or breach of any representation, warranty, covenant, condition, agreement or obligation of any Seller Party under this Agreement) or of the failure of the Closing to be consummated, or otherwise in connection with the transactions contemplated by this Agreement, and other than payment of such amount (as long as the Closing is not consummated), none of the Seller Parties shall have any Liability or obligations arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser shall be permitted to seek either specific performance or payment of the Termination Fee; provided, however, in no event shall Purchaser be entitled to receive both the Termination Fee and a grant of specific performance. Notwithstanding anything in this Agreement to the contrary, under no circumstances (as long as the Closing is not consummated) will Purchaser and their Affiliates, in the aggregate, be entitled to monetary damages or other Losses in excess of (or, where the Termination Fee is payable, other than) the amount of the Termination Fee.
(b)If Seller Representative terminates this Agreement pursuant to and in accordance with Section 11.01(d), then Purchaser shall pay or cause to be paid to Commodore to an account and in such proportion designated by Commodore at least two (2) Business Days prior to the date of payment, by wire transfer of immediately available funds within five (5) Business Days following the date of termination, an aggregate amount equal to the Termination Fee. Upon termination of this Agreement by Seller Representative pursuant to and in accordance with Section 11.01(d), Commodore’s right to receive the Termination Fee shall be the sole and exclusive remedy of the Seller Parties and their Affiliates against Purchaser or any of its Affiliates for any Losses suffered as a result of any breach of or failure to perform under this Agreement (including any inaccuracy or breach of any representation, warranty, covenant, condition, agreement or obligation of Purchaser or any of its Affiliates under this Agreement) or of the failure of the Closing to be consummated, or otherwise in connection with the transactions contemplated by this Agreement, and other than payment of such amount (as long as the Closing is not consummated), none of the Purchaser or any of its Affiliates shall have any Liability or obligations arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, under no circumstances (as long as the Closing is not consummated) will any Seller Party or their Affiliates, in the aggregate, be entitled to monetary damages or other Losses in excess of (or, where the Termination Fee is payable, other than) the amount of the Termination Fee.

(c)The Parties acknowledge and agree that the agreements contained in this Section 11.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges on behalf of itself and its Affiliates that the payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller and their Affiliates in the circumstances in which such fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
ARTICLE XII.
INDEMNIFICATION
Section 12.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement, any Transaction Document or in any certificate, document or schedule or disclosure schedule delivered pursuant to this Agreement or the Transaction Documents shall survive the Closing and remain in full force and effect until the date that is the eighteen (18) month anniversary of the Closing Date; provided that the Fundamental Representations shall survive the Closing and remain in full force and effect indefinitely, except (i) Section 3.16 (Taxes) and Section 3.18 (Employee Benefit Plans), which shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations; and (ii) Section 3.20 (Environmental) which shall survive the Closing and remain in full force and effect until the earlier of eight (8) years after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations (provided, that, for the avoidance of doubt if no statute of limitations exists, Section 3.20 (Environmental) shall survive the Closing and remain in full force and effect until eight (8) years after the Closing Date). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Upon the eighteen (18) month anniversary of the Closing Date (the “Escrow Release Date”), following such procedures as are set forth in the Escrow Agreement, any portion of the Indemnity Escrow Amount not previously utilized to satisfy claims or reasonably expected at such time to be used to satisfy specifically identified, active claims hereunder shall be released to Seller. Amounts not released from the Adjustment Escrow Account as of the Escrow Release Date shall be released to the Purchaser or Seller, as applicable, after the amount of Losses for claims asserted by the Purchaser Indemnified Parties is agreed to by the Purchaser and Seller or finally adjudicated pursuant to this ARTICLE XII.
Section 12.02    Indemnification by the Seller Indemnifying Parties. Subject to the limitations and other provisions of this Agreement, from and after the Closing, the Seller Indemnifying Parties, on a joint and several basis, will, to the extent not covered by the Indemnity Escrow Amount, defend, indemnify and hold harmless Purchaser, its Affiliates and their respective directors, managers, officers, employees, stockholders, members, agents and representatives (collectively, the “Purchaser Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Purchaser Indemnified Parties based upon, arising out of or by reason of:
(a)any inaccuracy in or breach of the representations and warranties set forth in ARTICLE III or ARTICLE IV;

(b)any breach, violation, or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(c)any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby;
(d)any Taxes (or the nonpayment thereof) relating to a Pre-Closing Tax Period (unless such Taxes were included as a Liability on the final Closing Statement);
(e)any Liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Purchaser’s decision not to hire employees of Seller (other than Liability arising from Purchaser’s failure to satisfy its obligations hereunder related to the WARN Act);
(f)any Employee Plan established or maintained by Seller;
(g)any noncompliance with any bulk sales Laws or fraudulent transfer Law in respect of the transactions contemplated by this Agreement and the Transaction Documents;
(h) any claim arising out of the employment of any employee by Seller prior to termination of such employee’s employment with Seller;
(i)any Liability to any minority owner of TCC Clarion or TCC Pennwest arising out of, or related to, the transactions contemplated this Agreement; or
(j)any Excluded Liabilities.
Section 12.03    Indemnification for Repurchase of Loan Receivables. Purchaser shall have the continuing right from time to time, by written notice (the “Repurchase Notice”) to the Seller Representative given after the Closing Date and before two hundred seventy (270) days after the Closing Date (the “Loan Receivables Transfer Date”) to require the Seller Indemnifying Parties to repurchase for Cash equal to the principal value of such Loan Receivables, and without recourse, within ten (10) Business Days of the date of the Repurchase Notice, any Loan Receivables that default prior to the Loan Receivables Transfer Date. Default is defined to be the failure by a borrower to pay principal, interest or curtailments when due of such Loan Receivables or any other default that remains uncured more than thirty (30) days after written notice to the respective borrower is provided by Purchaser. Purchaser shall execute and deliver to the designated Seller Indemnifying Party all instruments as shall be reasonably necessary to effectively vest in such Seller Indemnifying Party all of the right, title and interest of Purchaser with respect to any Loan Receivables repurchased by a Seller Indemnifying Party pursuant to this subsection without representation or recourse and Purchaser and Seller Representative shall submit joint written instructions to the Escrow Agent to release from the Indemnity Escrow Amount, an amount equal to the aggregate principal amount of the Loan Receivables subject to a Repurchase Notice. After the Loan Receivables Transfer Date, the Seller Parties shall have no further liability related to the outstanding Loan Receivables that are not subject to a Repurchase Notice.

Section 12.04    Indemnification for Uncollected Accounts Receivable. Purchaser shall have the right, by written notice (the “Accounts Receivable Notice”) to the Seller Indemnifying Parties given within 180 days following the Closing Date (the “Accounts Receivable Repurchase Date”), to require the Seller Indemnifying Parties to repurchase for Cash and without recourse, all accounts receivable of Seller reflected on the Closing Statement where such payment thereon is ninety (90) days in arrears or more on the date of the Accounts Receivable Notice and uncollected as of the Accounts Receivable Repurchase Date. The Seller Indemnifying Parties shall repurchase uncollected accounts receivable for a purchase price equal to their aggregate face value, excluding unpaid interest (the “Accounts Receivable Repurchase Price”). The Seller Indemnifying Parties shall jointly with Purchaser instruct the Escrow Agent to distribute an amount equal to the Accounts Receivable Repurchase Price to Purchaser from the Indemnity Escrow Account. In the event that a Seller Indemnifying Party comes into possession of any property associated with an account receivable repurchased by a Seller Indemnifying Party pursuant to this Section 12.04, then if and when such Seller Indemnifying Party re-sells any such property, Purchaser will act as such Seller Indemnifying Party’s agent to execute such sale and shall remit to such Seller Indemnifying Party all proceeds, less any out-of-pocket expenses incurred by Purchaser. Purchaser shall execute and deliver to such Seller Indemnifying Party all instruments as shall be reasonably necessary to effectively vest in such Seller Indemnifying Party all of the right, title and interest of Purchaser with respect to any uncollected accounts receivable repurchased by such Seller Indemnifying Party pursuant to this Section 12.04 without representation or recourse.
Section 12.05    Indemnification for Product Claim Liabilities. Subject to the limitations contained in this ARTICLE XII, in addition to the other indemnification provisions in this ARTICLE XII, the Seller Indemnifying Parties will, to the extent not paid to Purchaser by applicable insurance (after Purchaser has used commercially reasonable efforts to pursue a claim against such insurer), and until thirty (30) days after the expiration of the applicable statute of limitations, indemnify and hold harmless Purchaser and the other Purchaser Indemnified Parties, and will reimburse Purchaser and the other Purchaser Indemnified Parties, for any Losses arising from or in connection with any Product Claim Liabilities. For the avoidance of doubt, this Section 12.05 does not extend the survival period set forth in Section 12.01 of the representations and warranties set forth in Section 3.25 (Product Liability; Product Warranties).
Section 12.06    Indemnification and Reimbursement for Environmental Matters. Subject to the limitations contained in this ARTICLE XII, in addition to the other indemnification provisions in this ARTICLE XII, the Seller Indemnifying Parties will, to the extent not paid to Purchaser by applicable insurance (after Purchaser has used commercially reasonable efforts to pursue a claim against such insurer) and until the earlier of eight (8) years after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations (provided, that, for the avoidance of doubt if no statute of limitations exists, the indemnity obligation shall survive the Closing and remain in full force and effect until eight (8) years after the Closing Date), indemnify and hold harmless Purchaser and the other Purchaser Indemnified Parties, and will reimburse Purchaser and the other Purchaser Indemnified Parties, for any Losses (including costs of cleanup as required by applicable Environmental Law, containment or other remediation) arising from or in connection with:
(a)any Environmental Damages arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Purchased Assets, or (ii) any Hazardous Substances that were present on the Acquired Owned Real Property at any time on or prior to the Closing Date; or

(b)any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Purchased Assets in any way arising from or allegedly arising from any Hazardous Substances used by any Person with respect to the Business or the Purchased Assets prior to the Closing Date or from any Hazardous Substance that was (i) present or suspected to be present on or before the Closing Date on or at the Acquired Owned Real Property (or present or suspected to be present on any other property, if such Hazardous Substance emanated or allegedly emanated from any Acquired Owned Real Property and was present or suspected to be present on any Acquired Owned Real Property, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Acquired Owned Real Property at any time on or prior to the Closing Date.
Section 12.07    Certain Limitations. For purposes of determining whether there is or was an inaccuracy in, or whether there has been a breach of, any representation or warranty herein, all qualifications in the representations and warranties herein as to “material”, “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in or applicable to such representation or warranty, shall be regarded. In addition, notwithstanding anything to the contrary in this Agreement, other than for claims for Fraud or intentional misrepresentation, the indemnification provided for in this Agreement shall be subject to the following limitations and qualifications:
(a)The Purchaser Indemnified Parties shall not be entitled to any indemnification from the Seller and Equityholders pursuant to Section 12.02(a) (other than in connection with breaches of Fundamental Representations) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 12.02(a) exceeds, in the aggregate, the amount equal to One Million Dollars ($1,000,000) (the “Deductible”), after which the Purchaser Indemnified Parties shall be entitled to recover all Losses in excess of the Deductible, subject to a cap equal to the Indemnity Escrow Amount for breaches of any non-Fundamental Representations and the other limitations set forth herein. For the avoidance of doubt, the Purchaser Indemnified Parties shall be entitled to dollar one indemnification from the Seller and Equityholders pursuant to Section 12.02(a) for breaches of Fundamental Representations and for indemnification from the Seller and Equityholders pursuant to Section 12.02(b)-(j), Section 12.03, Section 12.04, Section 12.05 or Section 12.06.
(b)Except in the case of Fraud or intentional misrepresentation, under no circumstances will the Purchaser Indemnified Parties be entitled to recover from the Seller and Equityholders, in the aggregate, any amounts in excess of the Closing Purchase Price in respect of any and all claims for indemnification for breaches of Fundamental Representations asserted under Section 12.02(a).
(c)Each Purchaser Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate all Losses after it becomes aware of any event that could reasonably be expected to give rise to any Losses that are subject to indemnification hereunder.
(d)An Indemnified Party shall not be entitled under this Agreement to multiple recoveries for the same Loss against all or any other Parties.
(e)No Purchaser Indemnified Party shall be entitled to indemnification under this ARTICLE XII with respect to any Losses to the extent that such Losses have been included as a monetary amount in the final Closing Statement.

(f)After any indemnification payment is made to any Indemnified Party pursuant to this ARTICLE XII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.
Section 12.08    Materiality Qualifiers. Notwithstanding anything to the contrary in this Agreement, any Liability, Losses, or other damages resulting from a breach of any representation, warranty, covenant, or agreement under this Agreement and made the subject matter of a claim, in all cases, will be determined without regard to any materiality (including “material,” “material respects,” and “Material Adverse Effect”) or other similar qualification contained in or otherwise applicable to such representation, warranty, covenant, agreement, Liability, or Losses.
Section 12.09    Effect of Investigation. The period of survival and liability of an Indemnifying Party with respect to its, his, or her, as the case may be, representations, warranties, covenants, or agreements under the Transaction Documents will not be reduced, affected, or deemed waived by any information or knowledge an Indemnified Party may possess not rising to the level of actual knowledge.

Section 12.10    Indemnification Procedures. The Person making a claim under this ARTICLE XII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE XII is referred to as the “Indemnifying Party”. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (a) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (b) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof and the fees and disbursements of such Indemnified Party’s counsel shall constitute Losses of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, including, without limitation, all fees and disbursements of the Indemnified Party’s counsel. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim, without expense (other than reimbursement of actual out-of-pocket expenses), to the defending Party, and management employees of the non-defending Party, as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding any other provision of this Agreement, an Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) (A) does not involve any injunctive or other equitable relief or finding or admission of any violation of applicable Law or admission of any wrongdoing by the Indemnified Party or any of its Affiliates; and (B) includes a full and unconditional release of the Indemnified Party from all Liability arising out of such claim and (ii) provides for the Indemnifying Party to pay or cause to be paid all amounts payable in respect of such Third Party Claim. In all cases, the notifying Party shall provide the Seller Representative with a copy of any notice required or described in this Section 12.10.

Section 12.11    Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall include (a) a reasonably detailed description of the facts and circumstances giving rise to the Direct Claim and the alleged inaccuracy in such representation or warranty or breach of such covenant or other specific circumstance entitling such Indemnified Party to such indemnification; (b) copies of all material written evidence thereof; (c) the amount of, and description of, any Losses incurred or reasonably expected to be incurred by the Indemnified Party; (d) a statement that the Indemnified Party is entitled to indemnification under Section 12.02, Section 12.03, Section 12.04, Section 12.05 or Section 12.06, as the case may be, for such Losses and identification of the specific representation or warranty alleged to have been inaccurate or the specific covenant alleged to have been breached or other specific circumstance entitling the Indemnified Party to such indemnification; and (e) a demand for payment in the amount of such Losses. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim describing the grounds (to the extent known) for any objection thereto in reasonable detail. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its professional advisors to allow them to investigate the matter or circumstance alleged to give rise to the Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. In all cases, the notifying Party shall provide the Seller Representative with a copy of any notice required or described in this Section 12.11.
Section 12.12    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Closing Purchase Price for Tax purposes, unless otherwise required by Law, and the applicable Parties shall file their respective Tax Returns accordingly.
Section 12.13    Exclusive Remedy. Except for the dispute mechanisms and processes set forth in Section 2.03(d)(i) (which shall be the sole and exclusive remedy of the Parties for the disputes described therein, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties) and in Section 8.03, the indemnification provisions in this ARTICLE XII shall be the sole and exclusive remedy of any Party with respect to any and all claims or other Actions based upon, arising out of, by reason of or relating to the transactions contemplated by this Agreement, any Transaction Document or any certificate, document or schedule or disclosure schedule delivered pursuant to this Agreement or any Transaction Document; provided that a Party’s Liability for Fraud or intentional misrepresentation shall not be limited by or under this Section 12.13. The Parties shall not avoid the limitations on Liability set forth in this ARTICLE XII by seeking damages for breach of contract, tort or pursuant to any other theory or Liability. Nothing in this Section 12.13 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 13.13.
Section 12.14    Joint and Several Liability. The Seller Indemnifying Parties shall be jointly and severally liable for all liabilities and obligations hereunder.

ARTICLE XIII.
MISCELLANEOUS
Section 13.01    Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and shall not be deemed to create a partnership between any Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, and no Person has any other special relationship with another Person that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.
Section 13.02    Expenses; Payments.
(a)Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses, other than as specifically provided in this Section 13.02, including their own counsel and third-party advisor fees, incurred in connection with the negotiation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(b)Purchaser will pay one-half and Seller will pay one-half of any fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.
(c)Seller will pay 100% of any costs with respect to the VDR from the date of inception through March 26, 2021. Commencing March 27, 2021 through the Closing Date (or such later date that Purchaser requests that the VDR remain available, but in no event later than sixty (60) days after the Closing Date), Purchaser will pay one-half and Seller will pay one-half of any costs and fees with respect to the VDR. Promptly after the date of this Agreement, Seller shall provide Purchaser copies of all invoices from the VDR provider and thereafter shall continue to promptly provide to Purchaser copies of monthly invoices from the VDR provider from the date hereof until the VDR is no longer hosted by the VDR provider.
(d)Purchaser shall pay all costs and expenses (other than the costs and expenses for Seller’s Representatives) directly related to (i) filings under the HSR Act and (ii) obtaining all Governmental Approvals required under this Agreement.

(e)Each Party agrees that, where not otherwise specified, all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence). Subject to the provisions of Section 2.03(d) (which shall govern any dispute arising thereunder), in the event any Action or Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, if the defendant in such Action or Proceeding is the prevailing party in such Action or Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such prevailing party in connection with such Action or Proceeding shall be reimbursed by the non-prevailing party in such Action or Proceeding; provided that if the defendant in such Action or Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Action or Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such defendant on an equitable basis. For purposes hereof, and without limitation, the defendant shall be deemed to have prevailed in any Action or Proceeding if the Person attempting to enforce its rights hereunder commences or threatens any such Action or Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) such defendant defeats any such claim(s).
Section 13.03    Confidentiality.
(a)Each Party will, and will cause its Affiliates and Representatives to, hold, in strict confidence, all documents and information concerning another Party or any of its Affiliates furnished to it by another Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”), and treat all such Confidential Information as proprietary, secret and confidential; provided, however, from and after the Closing; (i) such confidentiality obligations of Purchaser and its Affiliates and Representatives shall terminate with respect to all Confidential Information other than with respect to any Confidential Information that relates exclusively to any Seller or its Affiliates (other than with respect to the Business, Purchased Assets and Assumed Liabilities) and (ii) all Confidential Information relating to the Business, Purchased Assets and Assumed Liabilities shall be deemed to be the Confidential Information of Purchaser. Except with respect to Purchaser to the extent Purchaser’s confidentiality obligations are terminated from and after the Closing pursuant to the previous sentence, in no event shall any Party distribute to third parties any Confidential Information; provided, however, that nothing in this Section 13.03 shall limit the disclosure by any Party of any Confidential Information:
(i)to the extent required by Law or Order (provided that the disclosing Party agrees to give the non-disclosing Party prompt and reasonably sufficient written notice thereof so as to enable the non-disclosing Party to seek a protective order, oppose any action by the disclosing Party, or pursue any other appropriate remedy, if so desired by the non-disclosing Party). If such a protective order or other remedy is not obtained, or if the non-disclosing Party, in its sole discretion, waives in writing compliance with this Agreement, the disclosing Party (or such other Person required to disclose the Confidential Information) may disclose only that portion of the Confidential Information that it is legally required to disclose to avoid contempt or other penalty in the reasonable opinion of counsel to the disclosing Party (or such other Person required to disclose the Confidential Information), and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information so disclosed;
(ii)in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby;

(iii)to the extent that such Confidential Information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives in breach of this Agreement or the Confidentiality Agreement; or
(iv)later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such Confidential Information confidential.
(b)To the extent that any Confidential Information may include materials subject to the attorney-client privilege, no Party is waiving, and no Party will be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to any other Party, its Affiliates or their respective Representatives, regardless of whether the disclosing Party has asserted or is or may be entitled to assert such privileges and protections. In furtherance of the foregoing, no Party nor its Affiliates shall claim or contend, in any Action or Proceedings involving any Party, that any other Party waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material (whether or not disclosed to any other Party or its Affiliates) due to any Party’s disclosure of Confidential Information (including Confidential Information related to pending or threatened litigation) to any other Party, its Affiliates or their respective Representatives.
(c)In the event this Agreement is terminated in accordance with Section 11.01, upon the request of any Party, the other Parties will, and will cause their Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy and certify in writing as destroyed, or cause to be redelivered or destroyed and certified in writing as destroyed (as requested by such Party), all copies of Confidential Information furnished by such other Party in connection with this Agreement or the transactions contemplated hereby and all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such Confidential Information or its Affiliates or Representatives.

Section 13.04    Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, will be issued, if at all, at such time and in such manner as Purchaser determines. Except with the prior consent of Purchaser or as permitted by this Agreement, no Seller Party shall disclose to any Person (a) the fact that any Confidential Information of Seller or Equityholders has been disclosed to Purchaser or its Representatives, that Purchaser or its Representatives have inspected any portion of the Confidential Information of any Seller Party, that any Confidential Information of Purchaser has been disclosed to any Seller Party or that any Seller Party has inspected any portion of the Confidential Information of Purchaser or (b) any information about this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, including the status of such discussions or negotiations, the execution of this Agreement or the Transaction Documents or any of the terms of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. Seller Indemnifying Parties and Purchaser will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, and Purchaser will have the right to be present for any such communication. Notwithstanding anything to the contrary herein, Purchaser and its Affiliates shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby after the Closing, in connection with the customary fundraising, marketing, informational or reporting activities of Purchaser or its Affiliates, and Purchaser’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available, in each case, without Seller’s consent.
Section 13.05    Notices. All notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered if received during normal business hours on a Business Day and, if not, the next Business Day; (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service; or (c) upon transmission by electronic mail if (i) the e-mail sender shall not have received any mailer-daemon or similar failure-to-deliver reply e-mails from any of the recipient e-mail addresses and (ii) a customary confirmation of transmission (which may include a read receipt or an email reply from any of the recipients required hereunder) is received during normal business hours on a Business Day and, if not, the next Business Day after transmission. Notices, demands and communications to the Parties shall, unless another address is specified in writing by notice given in accordance with this Section 13.05, be sent to the addresses indicated below:
If to any Seller Party:
Barry S. Shein
58096 County Road 7
Elkhart, IN 46517
E-mail: N/A
with a copy (which shall not constitute notice) to:
Williams Parker
200 South Orange Avenue
Sarasota, FL 34236
Attention: E. John Wagner, II
E-mail: jwagner@williamsparker.com

If to Purchaser or Cavco:
Commodore Homes, LLC
c/o Cavco Industries, Inc.
3636 N. Central Ave., Suite 1200
Phoenix, AZ, 85012
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Polsinelli P.C.
One E. Washington Street, Suite 1200
Phoenix, AZ 85004
Attention: Phillip Guttilla
E-mail: pguttilla@polsinelli.com
Section 13.06    Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement to the extent that the relevance of such information to such sections is reasonably apparent on its face. Each Disclosure Schedule to this Agreement shall be considered a part hereof as if set forth herein in full. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules (other than in those instances where this Agreement specifically states that such Section lists items referenced by this Agreement). With respect to any Person who is a party hereto, no disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Prior to the Closing Date, Seller shall deliver any (i) portions of the Seller Disclosure Schedule which are incomplete as of the date of this Agreement solely due to Seller’s inability to access the necessary information maintained at various Seller locations until after the time a public announcement of the transactions contemplated by this Agreement is made and (ii) update, in writing to the Disclosure Schedules with respect to any matter arising after the date of this Agreement, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. Purchaser acknowledges that Seller is unable to complete certain portions of the Seller Disclosure Schedule as of the date of this Agreement due to its inability to access the necessary information maintained at various Seller locations until after the time a public announcement of the transactions contemplated by this Agreement is made. Unless such matters, in the aggregate, arising between 5:00 P.M. Eastern time on the date of this Agreement and the Closing result in a Material Adverse Effect, all such written updates shall be deemed for all purposes to be agreed by the Parties and to supplement and amend the Disclosure Schedules and the related representations, warranties and covenants in this Agreement.

Section 13.07    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Purchaser and the Seller (or, in accordance with Section 2.04 above, the Seller Representative on behalf of Seller). Except as otherwise set forth herein; (a) no failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege; (b) no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision; (c) no waiver shall be implied from any course of dealing between the Parties; and (d) no extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Notwithstanding the above, if the Closing is consummated, a waiver by a Party to the failure of satisfaction of any conditions in ARTICLE IX or ARTICLE X need not be in writing, if such Party has knowledge of such failure.
Section 13.08    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly otherwise provided herein, the rights and obligations of this Agreement may not be assigned (a) by Purchaser without the prior written consent of the Seller Representative, and (b) by Seller without the prior written consent of the Seller Representative and Purchaser, and any purported assignment without such applicable consent(s) shall be null and void; provided that Purchaser may assign the rights and obligations of this Agreement to any Affiliate of Purchaser without the Seller Representative’s prior written consent.
Section 13.09    Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. Seller, Seller Representative and Purchaser agree that this Agreement, any amendment thereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on Seller, Seller Representative and Purchaser the same as if it were physically executed. No Party shall raise the use of any electronic signature that complies with the E-Sign Act (including www.docusign.com), or the use of a facsimile machine, electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 13.10    Interpretation. When a reference is made in this Agreement to an Article, Section, Preamble, Recital, paragraph, clause, subclause, Schedule, Disclosure Schedule, Annex or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the Schedules, Disclosure Schedules, Annexes and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or such Schedules, Disclosure Schedules, Annexes or Exhibits.

Section 13.11    Governing Law; Interpretation. This Agreement, the rights and obligations of the Parties hereunder, and any suit or action based on, arising out of, under or in connection with this Agreement or the transactions contemplated hereby (whether at law or in equity, whether in Contract, tort, statute or otherwise) shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision, rule or principle that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 13.12    Forum Selection and Consent to Jurisdiction; Waiver of Jury Trial. All Proceedings (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement (including any Proceedings based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such Proceedings, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of any such Proceedings shall be heard and determined only in any such court and agrees not to bring any Proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceedings referred to in the first two sentences of this Section 13.12 may be served on any Party hereto anywhere in the world. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.12.
Section 13.13    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the other. Each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.
Section 13.14    Force Majeure. With respect to the covenant obligations of the Parties in this Agreement or in any Transaction Document, the Party primarily required to perform such obligation will bear the risk of any force majeure event, which such event shall not be an excuse or waiver of performance or compliance.

Section 13.15    Arm’s Length Negotiations; Drafting. Each Party expressly represents and warrants to each other Party that such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties. This Agreement shall be deemed drafted jointly by all the Parties, and nothing shall be construed against one Party or another as the or a drafting Party.
Section 13.16    Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, and no provision of this Agreement is intended to confer any rights, benefits or remedies hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 13.17    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(b), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 13.18    Pre-Closing Guarantee. Cavco hereby unconditionally guarantees the obligations of Purchaser pursuant to this Agreement to the Seller Parties and their successors and permitted transferees and assigns up to and until the Closing. Such guarantee shall be null and void at the Closing, without any further action by any Party. Cavco waives any and all defenses otherwise applicable to such guarantee. Sections 13.01, 13.05, 13.07, 13.08, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14, 13.15, and 13.17 are hereby incorporated into and shall apply to this Section 13.18.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.
SELLER:

THE COMMODORE CORPORATION

By:	/s/ Barry S Shein
Name:	Barry S. Shein
Title:	President

TCC CLARION LIMITED PARTNERSHIP

By:	The Commodore Corporation, General Partner

By:	/s/ Barry S Shein
Name:	Barry S. Shein
Title:	President

TCC PENNWEST, LLC

By:	/s/ Barry S Shein
Name:	Barry S. Shein
Title:	Manager

PURCHASER:

COMMODORE HOMES, LLC

By:	/s/ William C. Boor
Name:	William C. Boor
Title:	President

EQUITYHOLDERS:

/s/ Barry S Shein
BARRY S. SHEIN AS TRUSTEE OF THE BARRY SHEIN REVOCALBE TRUST U/A/D 7/28/2004

/s/ Cari Groman Shein
CARI GROMAN SHEIN AS TRUSTEE OF THE BARRY SHEIN IRREVOCABLE GRANTOR TRUST U/A/D 6/28/2019

/s/ Barry S Shein
BARRY S. SHEIN

/s/ Cari Groman Shein
CARI GROMAN SHEIN

SELLER REPRESENTATIVE:

/s/ Barry S Shein
BARRY S. SHEIN

EXECUTING SOLELY WITH RESPECT TO SECTION 13.18:

CAVCO INDUSTRIES, INC.

By:	/s/ William C. Boor
Name:	William C. Boor
Title:	President and CEO